    As Filed With The Securities And Exchange Commission On March 22, 2000

                                                      Registration No. 333-32530
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         Pre-Effective Amendment No. 1

                                  __________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                  __________
                           ARMSTRONG HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)
                                  __________

Commonwealth of Pennsylvania                         3089                            23-3033414
(State or Other Jurisdiction of         (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)           Classification Code Number)           Identification Number)

                                            2500 Columbia Avenue
                                               P.O. Box 3001
                                      Lancaster, Pennsylvania 17604-3001
                                              (717) 397-0611
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  __________

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                    Deborah K. Owen,                                       With Copies To:
  Senior Vice President, Secretary and General Counsel               Vincent C. Deluzio, Esquire
            Armstrong World Industries, Inc.                 Buchanan Ingersoll Professional Corporation
                  2500 Columbia Avenue                                    One Oxford Centre
                      P.O. Box 3001                                  301 Grant Street, 20th Floor
           Lancaster, Pennsylvania 17604-3001                    Pittsburgh, Pennsylvania 15219-1410
                     (717) 397-0611                                        (412) 562-8947

                                   __________

Approximate Date of Commencement of Proposed Sale of the Securities to the
Public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                           ARMSTRONG HOLDINGS, INC.

 CROSS-REFERENCE SHEET PURSUANT TO RULE 404(A) AND ITEM 501 OF REGULATION S-K
      SHOWING THE LOCATION IN THE PROXY STATEMENT AND PROSPECTUS OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE WITH PART 1 OF
                                   FORM S-4

      FORM S-4 ITEM NUMBER AND CAPTION                   LOCATION OR HEADING IN THE PROXY STATEMENT AND PROSPECTUS
A.  Information About the Transaction
1.  Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus.....................  Facing page; Outside Front Cover Page of Proxy Statement and
                                                         Prospectus
2.  Inside Front and Outside Back Cover Pages of
    Prospectus.........................................  "Available Information"; "Incorporation of Documents by
                                                         Reference"; "Table of Contents"
3.  Certain Considerations, Ratio of Earnings to Fixed
    Charges and Other Information......................  Outside Front Cover Page of Proxy Statement and Prospectus;
                                                         "Summary"
4.  Terms of the Transaction...........................  "Summary"; "Proposal No. 3; Holding Company Restructuring"
5.  Pro Forma Financial Information....................  *
6.  Material Contacts With the CompanyBeing Acquired...
                                                         "Proposal No. 3:  Holding Company Restructuring"
7.  Additional Information Required for Reoffering by
    Persons and Parties Deemed to be Underwriters......  *

8.  Interests of Named Experts and Counsel.............  *
9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities.....  *

B.  Information About the Registrant
10. Information with Respect to S-3 Registrants........  "Available Information"; "Incorporation of Documents by
                                                         Reference"
11.  Incorporation of Certain Information by Reference.  "Available Information"; "Incorporation of Documents by
                                                         Reference"
12.  Information with Respect to S-2 or S-3              *
     Registrants.......................................
13.  Incorporation of Certain Information by Reference.  *
14.  Information with Respect to Registrants other
     Than S-3 or S-2 Registrants.......................  *

C.   Information About the Company Being Acquired
15.  Information with Respect to S-3 Companies.........  "Available Information"; "Incorporation of Documents by
                                                         Reference"
16.  Information with Respect to S-2 or S-3              *
     Companies.........................................

      FORM S-4 ITEM NUMBER AND CAPTION                   LOCATION OR HEADING IN THE PROXY STATEMENT AND PROSPECTUS
17.  Information with Respect to Companies Other Than
     S-3 or S-2 Companies..............................  *

D.   Voting and Management
18.  Information if Proxies, Consents or Authorizations  "Summary"; "Information About the Annual Meeting";
     are to be Solicited...............................  "Outstanding Stock and Voting Rights"; "Proposal No. 3:
                                                         Holding Company Restructuring--Rights of Dissenting
                                                         Shareholders"; "Miscellaneous"; "Method and Expense of
                                                         Solicitation of Proxies"; "Annual Report"
19.  Information if Proxies, Consents or Authorizations  *
     are not to be Solicited or in an Exchange Offer...

_____________________________________
* Item is omitted because the answer is negative or the item is inapplicable.

                 [ARMSTRONG WORLD INDUSTRIES, INC. LETTERHEAD]
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Dear Fellow Armstrong Shareholders:

     We cordially invite you to attend Armstrong's 2000 annual meeting of shareholders to be held on Monday, May 1, 2000, at 10:00 a.m. The meeting will be held at Armstrong's headquarters, which are located at 2500 Columbia Avenue, Lancaster, Pennsylvania.

At the meeting, shareholders will vote to:

     .    elect three directors for terms expiring in 2003;

     .    approve three terms of Armstrong's Management Achievement Plan;

     . approve a plan to establish a holding company for Armstrong and related matters; and

     .    take action on any other matters properly brought before the meeting.

     The accompanying proxy statement discusses these items in detail. The enclosed proxy is being solicited on behalf of Armstrong's Board of Directors. Registered representatives from American Stock Transfer & Trust Company will act as the judges of election for the meeting. Record holders of Armstrong common stock at the close of business on February 18, 2000, may vote at the meeting.

     We especially look forward to your participation, in person or by proxy, at this year's meeting because we are asking for your approval of a proposal to form a holding company. This proposal will not have a material impact on you as a shareholder, but we believe that a holding company structure is the right legal structure for Armstrong in today's business environment. If the proposal is approved by shareholders, each share of Armstrong common stock outstanding will be converted into one share of common stock of a new holding company called Armstrong Holdings, Inc. This will be the parent company for Armstrong's operating companies. You will not be required to exchange your Armstrong stock certificates for new certificates. This proposal is explained in Proposal 3 of the accompanying proxy statement.

     The Board of Directors believes that the proposed holding company structure is in the best interests of Armstrong and its shareholders, and recommends that you vote FOR the plan creating the holding company.

     Please carefully review the enclosed proxy statement. Then please complete, sign and date your proxy card and return it promptly in the enclosed envelope. Your vote is important. We appreciate your participation in the corporate governance of your company.

                                    Sincerely yours,


                                    George A. Lorch
                                    Chairman and Chief Executive Officer


March 29, 2000

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................................   2
INCORPORATION OF DOCUMENTS BY REFERENCE...........................................   2
PROXY INFORMATION.................................................................   3
SUMMARY...........................................................................   4
PROPOSAL 1:  ELECTION OF DIRECTORS................................................   7
NOMINEES FOR TERMS TO EXPIRE IN 2003..............................................   8
DIRECTORS WHOSE TERM EXPIRES IN 2001..............................................   9
DIRECTORS WHOSE TERM EXPIRES IN 2002..............................................  10
DIRECTOR ATTENDANCE AT BOARD MEETINGS.............................................  11
COMPENSATION OF DIRECTORS.........................................................  11
BOARD COMMITTEES..................................................................  12
DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP................................  13
COMMON STOCK AND STOCK-BASED HOLDINGS.............................................  14
MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..  15
EXECUTIVE OFFICERS' COMPENSATION..................................................  18
RETIREMENT INCOME PLAN BENEFITS...................................................  23
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS......................................  24
TRANSACTIONS WITH ORGANIZATIONS AFFILIATED WITH DIRECTORS.........................  25
PROPOSAL 2:  APPROVAL OF THREE TERMS OF THE MANAGEMENT ACHIEVEMENT PLAN...........  25
DESCRIPTION OF THE ACHIEVEMENT PLAN...............................................  26

SHAREHOLDER APPROVAL..............................................................  28
PROPOSAL 3:  ESTABLISHMENT OF A HOLDING COMPANY...................................  28
CONSIDERATIONS APPLICABLE TO THE ESTABLISHMENT OF A HOLDING COMPANY...............  29
REASONS FOR ESTABLISHING A HOLDING COMPANY........................................  30
PLAN OF EXCHANGE..................................................................  31
TERMINATION OR AMENDMENT OF PLAN OF EXCHANGE......................................  31
CONDITIONS TO ESTABLISHING A HOLDING COMPANY......................................  31
RIGHTS OF DISSENTING SHAREHOLDERS.................................................  32
NO EXCHANGE OF STOCK CERTIFICATES.................................................  32
COMMON STOCK PLANS................................................................  32
TRANSFER AGENT AND REGISTRAR......................................................  32
MARKET VALUE OF ARMSTRONG COMMON SHARES...........................................  32
DIVIDEND POLICY...................................................................  32
DIRECTORS AND EXECUTIVE OFFICERS..................................................  33
DESCRIPTION OF HOLDINGS CAPITAL STOCK.............................................  33
COMPARISON OF ARMSTRONG COMMON STOCK AND HOLDINGS COMMON STOCK....................  35
TREATMENT OF ARMSTRONG INDEBTEDNESS AND LIABILITIES...............................  36
INCOME TAX CONSEQUENCES...........................................................  36
OTHER TAX ASPECTS.................................................................  37
LEGAL OPINIONS....................................................................  37
EXPERTS...........................................................................  37
CONFIDENTIAL VOTING POLICY........................................................  37

                                     (ii)

INDEPENDENT AUDITORS..............................................................  37
PROPOSALS FOR 2001 ANNUAL MEETING.................................................  38
ANNUAL REPORT.....................................................................  38
MISCELLANEOUS.....................................................................  38
PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS..................................  60
ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................  60
ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES..............................  60
ITEM 22.  UNDERTAKINGS............................................................  61
SIGNATURES........................................................................  62
EXHIBIT INDEX.....................................................................  63

                                     (iii)

                                PROXY STATEMENT

                                      FOR

                       ARMSTRONG WORLD INDUSTRIES, INC.

                                      AND

                                  PROSPECTUS

                                      FOR

                           ARMSTRONG HOLDINGS, INC.

                                 COMMON STOCK

This document constitutes both:

   . a proxy statement for the 2000 annual meeting of shareholders of Armstrong
     World Industries, Inc.; and

   . a prospectus for Armstrong Holdings, Inc., a Pennsylvania corporation, for the issuance of up to 40,300,000 shares of common stock to Armstrong shareholders to establish a holding company structure.

The holding company will be established by means of a transaction spelled out in an agreement and plan of exchange, a copy of which is attached as Exhibit A. If Armstrong shareholders approve the plan:

   . All of the outstanding common stock of Armstrong will be exchanged on a share-for-share basis for shares of Holdings common stock.

   . Your Armstrong shares will be automatically exchanged for Holdings common stock without any action on your part. You will not have to actually surrender your existing Armstrong common stock certificates; after the exchange they will represent Holdings common stock.

   . After the exchange, Armstrong will be a wholly owned subsidiary of Holdings.

    THE SECURITIES OF HOLDINGS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
 UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

   The principal executive offices of Armstrong and Holdings are located at 2500 Columbia Avenue, Lancaster, Pennsylvania, 17603; telephone: (717) 397-0611. Armstrong began mailing this proxy statement and the accompanying proxy card to shareholders on or about March 29, 2000.

         The date of this proxy statement prospectus is March 29, 2000

                             AVAILABLE INFORMATION

Armstrong is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Armstrong files at the SEC's public reference rooms in Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information. Armstrong's SEC filings are also available to the public at the World Wide Web site maintained by the SEC on the Internet at www.sec.gov.

Holdings has filed a registration statement with the SEC in order to register the Holdings common stock that will be issued in exchange for Armstrong common stock pursuant to the proposed plan of exchange. See "Proposal 3:
Establishment of a Holding Company" on page 28. Accordingly, this document constitutes a prospectus for the common stock of Holdings as well as a proxy statement of Armstrong. As permitted by the rules and regulations of the SEC, this document does not contain all of the information set forth in the registration statement. For further information, we refer you to the registration statement.

Armstrong common stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol ACK. Upon completion of the share exchange, Holdings common shares will be listed on the same exchanges with the same stock trading symbol.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

Note that in this proxy statement we "incorporate by reference" certain information in parts of other documents filed with the SEC. The SEC allows us to disclose important information by referring to it in that manner. Please refer to that information if you are interested.

The following documents filed with the SEC by Armstrong are incorporated by reference into this proxy statement:

     . Armstrong's Annual Report on Form 10-K for the year ended December 31,
       1999.

All Form 10-Q and 8-K documents filed by Armstrong with the SEC after the date of this proxy statement and prior to the termination of the offering made by this proxy statement are deemed to be incorporated here by reference. Any statement contained in any document incorporated by reference is deemed to be modified or superseded to the extent that a statement contained in this proxy statement or in any other subsequently filed document modifies or supersedes the prior statement. Any prior statement so modified only becomes a part of this proxy statement in its modified form.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM WHAT IS CONTAINED HERE. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY HOLDINGS COMMON STOCK IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

Neither the delivery of this proxy statement nor the share exchange to be made pursuant to this document, under any circumstances, creates any implication that there has been no change in Armstrong's affairs since the date of this proxy statement.

                               PROXY INFORMATION

Armstrong's Board of Directors is soliciting proxies for Armstrong's 2000 annual meeting of shareholders.

How to Vote

To vote by proxy, you must complete, sign, date and return the enclosed proxy card. Alternatively, you may vote in person if you attend the meeting. If your shares are held jointly with another person, either one of you may sign the card.

Who May Vote

Only holders of common stock, as recorded in Armstrong's stock register on February 18, 2000, may vote at the meeting. On that date, Armstrong had 40,217,225 shares of common stock outstanding. Each of these shareholders may vote in person or by proxy. The presence at the meeting (in person or by proxy) of a majority of the shares of common stock outstanding constitutes a quorum for conducting business at the meeting.

Proxy Cards

You may receive more than one proxy card depending on how you hold your shares. If you hold shares under different names, you may receive multiple sets of proxy materials. Also, if a stockbroker or someone else holds shares for you in their name, you may get material from the stockbroker asking how you want to vote those shares. Shares held through Armstrong's Automatic Dividend Reinvestment Plan, including fractional shares, are included on the same proxy card as shares registered in your name.

Revocation of a Proxy

Any shareholder who executes and returns a proxy card may revoke the proxy at any time before it is voted. You can revoke a proxy by:

     . filing a written notice of revocation with Armstrong's Secretary;

     . executing and returning a proxy card bearing a later date; or

     . attending the meeting and voting in person.

Attendance at the meeting will not in and of itself revoke any proxy you previously granted.

Voting Rights and Cumulative Voting

Shareholders are entitled to one vote for each share of common stock held on February 18, 2000, other than in the election of directors. In the election of directors, shareholders may cumulate their votes. Under cumulative voting, a shareholder multiplies the number of shares he or she holds times the number of directors being elected to determine the number of votes the shareholder may cast in the election of directors. The shareholder may cast all of his or her votes for one director or distribute the votes in any other manner the shareholder chooses. The nominees receiving the greatest number of votes will be elected directors.

Abstentions and Broker Nonvotes

Abstentions and broker nonvotes have the effect of votes against any matter submitted to shareholders for approval, other than the election of directors. A shareholder can abstain from voting by marking the "abstain" box on the proxy card, or if the shareholder chooses to attend and vote at the meeting, on the ballot at the meeting. Broker nonvotes occur when a broker returns a proxy for the shares it holds for customers, but does not have the authority to vote on a particular matter. Armstrong's Bylaws require matters presented to shareholders to be approved by the affirmative vote of at least a majority of the votes present (in person or by proxy) and entitled to vote at the meeting. Therefore, abstentions and broker nonvotes will have the effect of votes against any matter submitted to the shareholders for approval. This is because the shares they represent are present at the meeting, but are not voted in favor of the matter. Shares covered by abstentions and broker nonvotes are considered present at the meeting for the purpose of a quorum even though no vote is cast.

                                    SUMMARY

This summary highlights basic information about the annual meeting, Armstrong, Holdings and the share exchange, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement, as well as the documents that have been incorporated by reference.

The Armstrong Annual Meeting

Armstrong's annual meeting of shareholders will be held at 10:00 a.m. on Monday, May 1, 2000, at Armstrong's principal executive offices, which are located at 2500 Columbia Avenue, Lancaster, Pennsylvania. Holders of Armstrong common stock at the close of business on February 18, 2000, are entitled to receive notice of and to vote at the annual meeting. On that date there were 40,217,225 shares outstanding. The purpose of the annual meeting is to:

     . elect three directors for terms expiring in 2003;

     . approve three terms of Armstrong's Management Achievement Plan;

     . approve the plan of share exchange by which Armstrong will establish a holding company; and

     . take action on any other matters properly brought before the meeting.

The Companies

     Armstrong World Industries, Inc.

Armstrong designs, manufactures and markets:

     . floor coverings;

     . ceiling systems;

     . wood flooring and cabinets; and

     . insulation products.

Armstrong sells these products around the world for use in the finishing, refurbishing, repair, modernization and construction of residential, commercial and institutional buildings.

     Armstrong Holdings, Inc.

Holdings was incorporated in Pennsylvania for the purpose of establishing a holding company. It was formed for the purpose of becoming the parent holding company of Armstrong following shareholder approval of the plan of exchange. Holdings has not conducted any business and has only nominal assets. Its sole shareholder is George A. Lorch, Chairman and Chief Executive Officer of Armstrong. The principal executive offices of Holdings are at 2500 Columbia Avenue, Lancaster, Pennsylvania, 17603. The offices will remain at that address after the proposed exchange of Holdings stock for Armstrong stock is completed.

                PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

Proposal 1 - Election of Directors

Armstrong has a classified Board of Directors, currently consisting of ten directors divided into three classes. These classes consist of three directors whose terms will expire at the 2000 annual meeting, four directors whose terms will expire at the 2001 annual meeting and three directors whose terms will expire at the 2002 annual meeting.

The terms of three directors currently serving will expire in 2000. They are nominated for re-election for terms to expire at the 2003 annual meeting:

     . Van C. Campbell

     . John A. Krol

     . David W. Raisbeck

See page 7.

Proposal 2 - Approval of Three Terms of Armstrong's Management Achievement Plan

Five years ago, Armstrong shareholders approved performance criteria and other provisions of this plan, which provides for cash compensation to Armstrong's management based on performance. The law requires the performance criteria, participant eligibility and the award maximum under the plan to be approved every five years to allow Armstrong to deduct on its tax returns the full amounts paid to Armstrong's five highest paid executive officers. We are again seeking shareholder approval of these plan features, including these changes. See page 25.

Proposal 3 - Establishment of Holding Company Structure

We propose to establish a holding company for Armstrong by exchanging all current Armstrong common stock held by shareholders for the same number of shares of a new corporation. This process will have no material effect on shareholders, and share certificates will not need to be exchanged. See page 28.

The following questions and answers highlight selected information regarding the proposed plan of exchange for Armstrong stock which will establish the holding company. This summary may not contain all of the information that is important to you. For more details about this proposal, please read carefully this entire document, the attached exhibits and the documents incorporated by reference. For example, the plan of exchange, which is attached as Exhibit A, provides information about the exchange of stock. The Articles of Incorporation and Bylaws of the proposed holding company are also attached as Attachments 1 & 2 to the plan of exchange.

1.   WHAT IS A HOLDING COMPANY?

A holding company is a parent company that conducts no business operations itself. It owns stock of operating subsidiaries and may own various investments. Its sources of revenue are cash flow from its subsidiaries and earnings on any investments it holds. Many public companies are organized as holding companies. For example, many financial institutions, insurance companies and utilities are organized as holding companies. Many other companies also find this structure to be effective for their businesses, including several in the building products and construction businesses.

2.   EXPLAIN ARMSTRONG'S PROPOSAL TO FORM A HOLDING COMPANY.

This will take place through a plan of exchange. That is the name for the legal transaction that will take place to exchange your shares of the current public company, Armstrong World Industries, Inc., for shares in the new holding company. Once that share exchange is completed, Armstrong's shareholders will be shareholders of Holdings, and Holdings will be the parent company of Armstrong World Industries, Inc.

In the share exchange, all Armstrong common stock will be exchanged for Holdings common stock on a share-for-share basis. For example, if you currently hold 100 shares of Armstrong common stock, after the exchange you will automatically hold 100 shares of Holdings common stock.

3. WHY IS ARMSTRONG PROPOSING THIS HOLDING COMPANY?

In today's business environment, a holding company structure will give Armstrong financial and organizational flexibility to compete more effectively. It will allow us to more efficiently complete future acquisitions and possible divestitures. A holding company structure should also provide greater flexibility in financings and developing new businesses. Specifically, it may also allow us to:

     . operate, evaluate and potentially finance some business units on a stand-alone basis and, if equity market conditions permit, possibly support separate capitalization and price/earnings ratios;

     . provide increased organizational, managerial and financial flexibility for our business units, and facilitate compensation of business unit managers based on the equity of their particular business unit; and

     . dispose of businesses that are not performing in accordance with our requirements or which no longer have a strategic fit.

4. WHAT ARE SOME OTHER COMPANIES THAT ARE ORGANIZED AS HOLDING COMPANIES?

A number of companies in the building products and construction industries are already organized as holding companies. These include Building Materials Holding Corp., Zaring National Corporation and Eagle Supply Group Inc. Of Armstrong's peer group companies, American Standard Companies Inc. and USG Corp. are currently organized as holding companies.

Other examples of U.S. companies moving to a holding company structure in recent years include PP&L Resources, Inc., Bank One Corporation, Northwest Airlines Corp., FDX Corp., IPC Information Systems Inc., American Eagle Outfitters, Inc. and Payless Shoesource, Inc. International companies like Mitsubishi and Toyota of Japan also publicly announced within the past year that they plan to move to a holding company structure which is now allowed in Japan.

5. WHAT WILL I RECEIVE FROM THE HOLDING COMPANY?

Nothing will be sent to you. You will not need to send in your stock certificates for exchange. Each share of Armstrong stock you hold now will be automatically converted into one equivalent share of the holding company. Your proportionate ownership interest will not change as a result of the reorganization.

6. WHEN DO YOU EXPECT THE HOLDING COMPANY TO BE IN PLACE?

As soon as possible following approval at the May 1, 2000, shareholder meeting.

7. WHERE WILL HOLDINGS COMMON STOCK BE TRADED? WHAT WILL BE THE TICKER SYMBOL?

Armstrong's common stock is currently traded on the New York Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol ACK. The new holding company common stock will be listed on those same exchanges and trade under the same ticker symbol.

8. WHO WILL MANAGE THE HOLDING COMPANY?

The directors of our current public company will become the directors of Holdings. Some officers of the current company will become officers of the holding company. After the transaction is complete, the officers and directors of the current company may change as a result of its new status as a wholly-owned operating company.

9. WILL THE CORPORATE GOVERNANCE OF THE HOLDING COMPANY BE DIFFERENT FROM ARMSTRONG CURRENTLY?

No. Its capital structure and home state will be identical. Its Bylaws will be identical. Its Articles of Incorporation will be identical, except that an obsolete series of preferred stock will be eliminated. Holdings' board of directors and board committees will be structured the same way as those of the current public company.

10. WILL THE HOLDING COMPANY HAVE NEW "ANTI-TAKEOVER" PROTECTION?

No. There are no "anti-takeover" measures being introduced through this transaction. That is not its purpose. The holding company will have the same shareholder protection "anti-takeover" measures as the current company.

11. WHAT WILL HAPPEN TO THE OPERATIONS, ASSETS, LIABILITIES AND LEGAL OBLIGATIONS OF ARMSTRONG?

The holding company structure will not impact any of these items. All of Armstrong's current operations and assets will remain with Armstrong or a subsidiary. The liabilities and legal obligations of Armstrong will remain with Armstrong and will not be assumed by Holdings through the plan of exchange.

12. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES TO ARMSTRONG SHAREHOLDERS?

Basically none. For U.S. shareholders, this transaction will have no federal tax consequences. The exchange of Armstrong common stock for Holdings common stock will be tax-free to Armstrong shareholders for federal income tax purposes. To review the tax consequences in greater detail, see page 36.
You should consult your tax advisor for a full understanding of any state, local and other tax consequences the plan of exchange may have for you.

13. WILL MY DIVIDENDS BE AFFECTED?

No.  This transaction, in and of itself, will have no effect on Armstrong's
dividend policy.   Future dividends on Holdings common stock will depend on the earnings, financial condition and capital requirements of Holdings and its subsidiaries. Holdings will be dependent on cash flow from the current company and any other subsidiaries, plus its investments, for any dividends Holdings may pay to shareholders.

14. HOW WILL MY PARTICIPATION IN THE DIVIDEND REINVESTMENT PLAN BE AFFECTED?

The Dividend Reinvestment Plan will be amended to become Holdings' plan. Shares of Armstrong common stock held under the Plan will be automatically exchanged for an equal number of shares of Holdings common stock. Accounts in the Plan will be credited for fractional shares.

15. SHOULD I SEND IN MY STOCK CERTIFICATES FOR EXCHANGE NOW?

No. You will not need to send in your certificates at all. When the holding company is in place, however, you may exchange your current stock certificates for new ones if you wish.

16. WHOM CAN I CALL IF I HAVE QUESTIONS?

You are welcome to call Armstrong at (717) 396-2216.

                      PROPOSAL 1:  ELECTION OF DIRECTORS

Armstrong has a classified Board of Directors, currently consisting of ten directors divided into three classes. These classes consist of three directors whose terms will expire at the 2000 annual meeting, four directors whose terms will expire at the 2001 annual meeting, and three directors whose terms will expire at the 2002 annual meeting.

The persons named on the accompanying proxy card have advised Armstrong that they intend to vote the proxies they receive for the election of the Board nominees. If a nominee refuses or is unable to serve as a director, the persons named on the accompanying proxy card intend to vote for the election of any other persons who may be nominated by the Board. The persons listed on the proxy card also intend to exercise cumulative voting rights to elect as many of the Board nominees as possible.

The Board has nominated the persons identified below for the election as directors.

                     NOMINEES FOR TERMS TO EXPIRE IN 2003

[PHOTO OF VAN C. CAMPBELL APPEARS HERE]

VAN C. CAMPBELL
Former Vice Chairman, Corning Incorporated

Member -- Audit Committee and Finance Committee (Chairman)

Director since 1991                Age 61

Mr. Campbell graduated from Cornell University and holds an MBA degree from Harvard University. He retired in 1999 as Vice Chairman of Corning Incorporated (glass and ceramic products) and a member of its Board of Directors. He also serves on the Boards of Dow Corning Corporation, Covance Inc., and Quest Diagnostics Incorporated. Mr. Campbell is a Trustee of the Corning Museum of Glass.

[PHOTO OF JOHN A. KROL APPEARS HERE]

JOHN A. KROL
Former Chairman of the Board, E.I. du Pont de Nemours and Company

Member -- Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since February 1998  Age 63

Mr. Krol is a graduate of Tufts University where he also received a master's degree in chemistry. From 1997 until his retirement in 1998, he was Chairman of the Board of DuPont (chemicals, fibers, petroleum, life sciences and diversified businesses), which he joined in 1963, and where he also served as Chief Executive Officer (1995-1998), President (1995-1997), Vice Chairman (1992-1995), and Senior Vice President of DuPont Fibers (1990-1992). He is a director of Mead Corporation, J.P. Morgan & Co. and Milliken & Company. Mr. Krol also serves on the Boards of Trustees of the Tufts University and the University of Delaware, and the corporate liaison board of the American Chemical Society. He is on the advisory Boards of Teijin Limited and Bechtel Corporation. He is a trustee of the Hagley Museum and the U.S. Council for International Business.
He is also president of GEM: The National Consortium for Graduate Degrees for Minorities in Engineering and Science, Inc.

[PHOTO OF DAVID W. RAISBECK APPEARS HERE]

DAVID W. RAISBECK
Vice Chairman, Cargill, Incorporated

Member -- Audit Committee and Finance Committee

Director since 1997                Age 50

Mr. Raisbeck is a graduate of Iowa State University and the executive MBA program at the University of Southern California. He joined Cargill, Incorporated (agricultural trading and processing businesses) in 1971 and has held a variety of merchandising and management positions focused primarily in the commodity and the financial trading businesses. Mr. Raisbeck was elected President of Cargill's Trading Sector in June 1993, a director of Cargill's Board in August 1994, Executive Vice President in August 1995 and Vice Chairman in November 1999. He is a member of the Executive Committee and the ESOP Committee of the Cargill Board. Mr. Raisbeck is a member of the Chicago Mercantile Exchange and Minneapolis Grain Exchange. He is a governor of the Iowa State University Foundation and a member of the Dean's Advisory Council for the College of Business at Iowa State University. He serves on the board of the Greater Minneapolis YMCA.


                     DIRECTORS WHOSE TERM EXPIRES IN 2001

[PHOTO OF JUDITH R. HABERKORN APPEARS HERE]

JUDITH R. HABERKORN
President - Consumer Sales and Service, Bell Atlantic

Member -- Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since July 1998           Age 53

Ms. Haberkorn is a graduate of Briarcliff (N.Y.) College and completed the Advanced Management Program at Harvard Business School. In 1998, she became President - Consumer Sales & Service for Bell Atlantic (telecommunications).
She previously served as President - Public & Operator Services (1997-1998), also at Bell Atlantic, and Vice President - Material Management (1990-1997) for NYNEX Telesector Resources Group (telecommunications). Ms. Haberkorn is a director of Enesco Corporation and serves on the advisory board of Norfolk Southern. She is chair of the Committee of 200, The International Women's Forum and The Harvard Business School Network of Women Alumnae. She is a Vice President Emerita of the Harvard Business School Alumni Advisory Board, a director of the National Alliance of Breast Cancer Organizations and a member of the advisory board of The Enterprise Foundation.

[PHOTO OF DAVID M. LEVAN APPEARS HERE]

DAVID M. LEVAN
Former Chairman, President and Chief Executive Officer, Conrail, Inc.

Member -- Board Affairs and Governance Committee and Management Development and Compensation Committee

Director since February 1998       Age 54

Mr. LeVan is a graduate of Gettysburg College and the Harvard University Advanced Management Program. From May 1996 until his retirement in August 1998, he served as Chairman, President and Chief Executive Officer of Conrail (rail freight transportation), which he joined in 1978, and where he also served as Chief Operating Officer (1994-1996), Executive Vice President (1993-1994), and in various Senior Vice President positions (1990-1993). Mr. LeVan is a member of the Board of Trustees of Gettysburg College. He is also a member of the Board of the Philadelphia Fire Department Historical Corporation.

[PHOTO OF JAMES E. MARLEY APPEARS HERE]
JAMES E. MARLEY

Former Chairman of the Board, AMP Incorporated

Member -- Audit Committee (Chairman) and Finance Committee

Director since 1988                Age 64

Mr. Marley is a graduate of Pennsylvania State University and earned a master's degree in mechanical engineering from Drexel University. From 1993 until his retirement (August 1998), he served as Chairman of the Board of AMP Incorporated (electrical/electronic connection devices), which he joined in 1963 and where he served as President and Chief Operating Officer (1990-1992) and President (1986-
1990).  He also serves on the Board of Meritor Automotive, Inc.

[PHOTO OF JERRE L. STEAD APPEARS HERE]

JERRE L. STEAD
Chairman and Chief Executive Officer, Ingram Micro, Inc.

Member -- Board Affairs and Governance Committee and Management Development and Compensation Committee (Chairman)

Director since 1992                Age 57

Mr. Stead is a graduate of the University of Iowa and was a participant in the Advanced Management Program, Harvard Business School. On September 1, 1996, he became Chairman and Chief Executive Officer of Ingram Micro, Inc. (technology products and services). During 1995, he served as Chairman, President and Chief Executive Officer of Legent Corporation (integrated product and service software solutions) until its sale late in 1995. He was Executive Vice President, American Telephone and Telegraph Company (telecommunications) and Chairman and Chief Executive Officer of AT&T Global Information Solutions (computers and communicating), formerly NCR Corp. (1993-1994). He was President of AT&T Global Business Communications Systems (communications) (1991-1993) and Chairman, President and Chief Executive Officer (1989-1991) and President (1987-1989) of Square D Company (industrial control and electrical distribution products). In addition, he held numerous positions during a 21-year career at Honeywell. He is a Director of Thomas & Betts and Conexant Systems, Inc.


                     DIRECTORS WHOSE TERM EXPIRES IN 2002

[PHOTO OF H. JESSE ARNELLE APPEARS HERE]

H. JESSE ARNELLE
Of Counsel
Womble, Carlyle, Sandridge & Rice

Member -- Audit Committee and Finance Committee

Director since 1995                Age 66

Mr. Arnelle is Of Counsel with the law firm of Womble, Carlyle, Sandridge & Rice since October 1997 and former senior partner and co-founder of Arnelle, Hastie, McGee, Willis & Greene, a San Francisco-based corporate law firm from which he retired in 1996. He is a graduate of Pennsylvania State University and the Dickinson School of Law. Armstrong has retained Womble, Carlyle, Sandridge and Rice for many years, including 1999. Mr. Arnelle served as Vice Chairman (1992-
1995) and Chairman (1996-1998) of the Board of Trustees of the Pennsylvania State University. He serves on the Boards of Waste Management, Inc., FPL Group, Inc., Eastman Chemical Company, Textron, Inc., Union Pacific Resources and Gannett Corporation.

[PHOTO OF DONALD C. CLARK APPEARS HERE]

DONALD C. CLARK
Former Chairman of the Board, Household International, Inc.

Member -- Board Affairs and Governance Committee (Chairman) and Management Development and Compensation Committee

Director since 1996           Age 68

Mr. Clark is a graduate of Clarkson University and Northwestern University where he earned his MBA degree. He joined Household International, Inc. (consumer financial services) in 1955 and, after holding a number of managerial and executive positions, was elected Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive Officer and retired as a Director and Chairman of the Board in May 1996, as a result of reaching Household's mandatory retirement age for employee directors. Mr. Clark is a life trustee of Northwestern University and Chairman of the Board of Trustees of Clarkson University. He is also a Director of Warner-Lambert Company, PMI Group, Inc. and a life director of Evanston Northwestern Healthcare.

[PHOTO OF GEORGE A. LORCH APPEARS HERE]

GEORGE A. LORCH
Chairman, President and Chief Executive Officer of Armstrong

Director since 1988           Age 58

Mr. Lorch is a graduate of Virginia Polytechnic Institute. He began his Armstrong association in 1963. He has served as the Company's Chairman of the Board since April 1994. Prior to his election as President and Chief Executive Officer in September 1993, he served as Executive Vice President from 1988. After various assignments in marketing with Armstrong and an Armstrong subsidiary (1963-1983), he served as Group Vice President for Carpet Operations (1983 to 1988). Mr. Lorch is also a Director of Household International, Inc., R.R. Donnelley & Sons Company and Warner-Lambert Company. He is a member of The Business Roundtable. He is also a member of the Conference Board and The Pennsylvania Business Roundtable, serving on the policy committee.

The Board of Directors of Armstrong recommends that shareholders vote FOR the election of each of the Board's nominees.

                     DIRECTOR ATTENDANCE AT BOARD MEETINGS

During 1999, the Board of Directors held eight meetings. The Audit, Board Affairs and Governance, Management and Development and Compensation, and Finance Committees held a total of thirteen meetings. Each director attended at least 75% of the meetings of the Board and Board Committees of which they were a member.

                           COMPENSATION OF DIRECTORS

Nonemployee Directors

Armstrong pays directors who are not employees a retainer of $20,000 per year. In addition, nonemployee directors receive $1,000 for each Board and Committee (other than Executive Committee) meeting attended. Nonemployee members of the Executive Committee receive an annual fee of $3,000. Armstrong also pays $1,000 per day plus reasonable expenses to directors for special assignments in connection with Board activity. Additionally, Armstrong pays an annual fee of $3,000 to each Committee chairman.

Armstrong does not separately compensate directors who are officers or employees of Armstrong for services rendered as a director.

Discontinuation of Director's Retirement Benefits

In 1995, the Board discontinued the Directors Retirement Income Plan for directors who joined the Board after January 1, 1996. The four current directors who were then eligible for participation in the plan subsequently elected to opt out of participation. Consequently, no current director is eligible to participate in this plan. Under the plan, if a director attained six years of Board service, the director qualified for retirement benefits after leaving the Board. The annual retirement benefit equals the Board retainer in effect on the date of termination. The benefit is payable for a period equal to the length of the director's Board service, but ceases upon a director's death. Messrs. Arnelle, Campbell, Marley and Stead elected to discontinue plan participation and waive their right to accrued benefits. As a result, they became eligible to receive phantom shares of Armstrong common stock. They each received an annual award of 200 phantom shares on January 1, 1996, and continue to receive 200 phantom shares every January 1 until attaining 12 years of Board service. In addition, they each received a phantom share award to replace the value of the accrued benefit the director elected to forfeit. This award was the greater of (1) 200 shares times the number of full years of Board service as of January 1, 1996, or (2) the number of shares whose fair market value as of January 1, 1996, equaled the present value of benefits accrued under the Directors' Retirement Income Plan.

Directors joining the Board after January 1, 1996, are eligible to receive an annual award of 200 phantom shares until the director attains 12 years of Board service.

Restricted Stock Plan for Nonemployee Directors

All nonemployee directors participate in the Restricted Stock Plan for Non-Employee Directors. Under this plan, each nonemployee director receives an annual award of 200 shares of restricted common stock upon becoming a director. Thereafter, the director receives annual awards of 400 shares of restricted common stock on July 1, 1999 and 2000; and 500 shares on July 1, 2001, and thereafter. Armstrong's shareholders have approved this award schedule.

The plan restricts the transferability of the shares and imposes a forfeiture of the shares under certain conditions, including if the director is not nominated for reelection to the Board. Subject to these forfeiture provisions, each nonemployee director has the right to receive dividends on, and has voting power with respect to, the shares.

Nonstatutory Stock Option Alternatives

Beginning in 1998, each director could elect to receive nonstatutory stock options instead of receiving other forms of compensation. Each year, a director may separately elect to receive stock options in lieu of each of the following year's: (1) scheduled cash payments; (2) phantom share award; and (3) award of common stock under the Restricted Stock Plan for Non-Employee Directors. This election must be made not later than December 1 in the year preceding the payment year.

The resulting stock options: (1) are granted at fair market value; (2) have a ten-year option term; (3) are immediately exercisable; and (4) are transferable for the benefit of an immediate family member.

For 1999, the following directors elected to receive the following stock options in lieu of other compensation: Mr. Campbell----1,910; Mr. Clark----3,780; Ms. Haberkorn----1,720; Mr. Krol----1,720; Mr. LeVan----3,620; and Mr. Stead----
1,870.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for nonemployee directors. These guidelines require a nonemployee director to acquire Armstrong shares (including phantom shares and deferred stock units) equal to five times the annual Board retainer (currently $20,000), or $100,000 worth of common stock. Directors must meet this guideline within five years of notification. As of February 15, 2000, six of the nine nonemployee directors met this stock ownership guideline.


                               BOARD COMMITTEES

The Board of Directors has several committees, including an Audit Committee, a Management Development and Compensation Committee and a Board Affairs and Governance Committee. The functions of these committees are described in the following paragraphs. The Board also has an Executive Committee, a Finance Committee and a special committee charged with oversight of matters involving Armstrong's asbestos tort and related insurance recovery litigation. Each of these committees met several times in 1999. All committees receive their authority and assignments from the Board and report directly to the Board.

Audit Committee

The Audit Committee oversees the accounting and internal financial control matters of Armstrong. The committee recommends the employment of independent public accountants to audit Armstrong's financial statements. The committee also reviews: (1) the scope and results of the independent auditors' activities and the fees proposed and charged by the independent auditors; (2) the scope and results of Armstrong's internal audit activities; (3) the travel and entertainment expenses of Armstrong's officers; and (4) the financial activities, financial position and related financial reports of Armstrong.

AUDIT COMMITTEE MEMBERS: James E. Marley (Chairman); H. Jesse Arnelle; Van C. Campbell and David W. Raisbeck.

MEETINGS HELD LAST YEAR:  Five.

Management Development and Compensation Committee

The Management Development and Compensation Committee reviews the annual compensation of all directors who are officers of Armstrong. The committee also
(1) oversees the compensation plans of Armstrong's senior officers; (2) periodically reviews the management development plans, the salary and incentive compensation plans and the administration of those plans covering Armstrong's salaried employees; (3) reviews senior management succession plans; and (4) administers Armstrong's various incentive plans, including the Long-Term Incentive Plan.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE MEMBERS: Jerre L. Stead (Chairman); Donald C. Clark; Judith R. Haberkorn; John A. Krol and David M. LeVan

MEETINGS HELD LAST YEAR:  Three.

Board Affairs and Governance Committee

The Board Affairs and Governance Committee oversees the development, performance and effective functioning of the Board. Specifically, the committee reviews and recommends new director candidates for consideration by the entire Board. The committee also recommends director nominees for election at the annual shareholders' meeting and considers candidates recommended by the shareholders. To recommend a candidate, a shareholder should send the candidate's name to Deborah K. Owen, Secretary of Armstrong, at the address shown on the first page of this proxy statement. The committee supports the Board in conducting its annual assessment of Board effectiveness and periodic evaluations of individual directors. Additionally, the committee reviews matters concerning nonemployee director's compensation and administers the Restricted Stock Plan for Non-Employee Directors. The committee also oversees Armstrong's policies on environmental, health, safety, equal employment opportunity and general diversity issues.

BOARD AFFAIRS AND GOVERNANCE COMMITTEE MEMBERS: Donald C. Clark (Chairman); Judith R. Haberkorn; John A. Krol; David M. LeVan and Jerre L. Stead.

MEETINGS HELD LAST YEAR:  Three.

              DIRECTORS' AND EXECUTIVE OFFICERS' STOCK OWNERSHIP

The following table shows the amount of Armstrong stock that each director (and nominee), each individual named in the Summary Compensation Table and all directors and executive officers owned as a group. The ownership rights in these shares consist of sole voting and investment power, except where otherwise indicated. This information is as of February 15, 2000.

                     COMMON STOCK AND STOCK-BASED HOLDINGS

                                                  Stock Options
                                                  Exercisable         Total Beneficial      Deferred
Name                               Stock/1/       Within 60 Days      Ownership             Stock Units/2/
----                               --------       --------------      ---------             --------------
H. Jesse Arnelle                          1,817              0               1,817                      1,384
Van C. Campbell                           1,800          3,320               5,120                      3,883
Donald C. Clark                           3,970          6,520              10,490                      1,560
Judith R. Haberkorn                         719          1,720               2,439                        916
John A. Krol                              2,415          2,990               5,405                        408
David M. LeVan                            5,213          6,240              11,453                         93
George A. Lorch                          67,481        426,879             494,360                     14,761
James E. Marley                           2,604          1,410               4,014                      5,326
Marc R. Olivie                            5,473         57,866              63,339                      6,263
David W. Raisbeck                         2,443              0               2,443                      2,425
Frank A. Riddick III                     25,543        134,518             160,061                      1,553
Floyd F. Sherman                           5000         28,999              33,999                          0
Jerre L. Stead                            4,219          3,260               7,479                      1,744
Robert J. Shannon Jr.                    12,943         88,065             101,808                      3,795
Directors, nominees and executive       197,970        900,199           1,097,929                     48,996
officers as a group (21 persons)

/1/ Includes the following shares held by each nonemployee director under Armstrong's Restricted Stock Plan for Non-Employee Directors: H. Jesse Arnelle-- 1,400; Van C. Campbell -- 1,600; Donald C. Clark -- 700; Judith R. Haberkorn-- 600; John A. Krol -- 900; David M. LeVan -- 200; James E. Marley -- 2,100; David
W. Raisbeck -- 900; and Jerre L. Stead -- 1,900. Each director holds voting but not investment power in these shares. The directors may also forfeit their rights to these shares in certain events.

Includes the following shares which may be deemed to be owned by the employee through the employee stock ownership accounts of Armstrong's Retirement Savings and Stock Ownership Plan ("RSSOP"): George A. Lorch -- 2,320; Frank A. Riddick III -- 809; Robert J. Shannon Jr. -- 1,339; Marc R. Olivie -- 778 ; and executive officers as a group -- 9,764. Each of the above individuals and each member of the group holds shared voting power with Armstrong and no investment power with respect to these shares.

Includes the following shares indirectly owned and held in the savings accounts of the RSSOP accounts of the following individuals: George A. Lorch -- 783; Frank A. Riddick III -- 1,094; Robert J. Shannon Jr. -- 212; and Marc R.
Olivie -- 120.

Includes the following shares indirectly owned and held in the Bonus Replacement Retirement Plan accounts: Marc R. Olivie -- 418.

Mr. Lorch also owns 68 shares with his wife. He holds shared voting and investment power in these shares. Included also are 100 shares Jerre L. Stead owns jointly with his wife and 1,500 shares David W. Raisbeck owns jointly with his wife.

With respect to executive officers other than the named individuals, the group amount includes 917 shares owned indirectly through the savings accounts of the RSSOP.

/2/ Includes phantom shares held in a stock subaccount under the Armstrong Deferred Compensation Plan. The participants have no voting or investment power.

For each director, except Mr. Lorch, the shares listed under the "Total Beneficial Ownership" column represent less than 1.0% ownership of the outstanding shares on February 15, 2000. For Mr. Lorch, the shares listed represent 1.23% ownership of the outstanding shares on February 15, 2000. All current directors and executive officers as a group beneficially own 2.73% of the outstanding shares on February 15, 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

Securities and Exchange Commission ("SEC") regulations require Armstrong's directors and executive officers, and any persons beneficially owning more than ten percent of Armstrong's common stock to report to the SEC their ownership of their securities and any changes in that ownership. SEC regulations also require these persons to furnish Armstrong with copies of these reports. The proxy rules require Armstrong to report any failure to timely file those reports in the previous fiscal year.

Based solely upon review of copies of reports furnished to Armstrong and written representations from Armstrong's directors and executive officers that no other reports were required, Armstrong believes that all of these filing requirements were satisfied by Armstrong's directors and executive officers during 1999.


                MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

Overview

The Management Development and Compensation Committee establishes Armstrong's overall philosophy and policies governing the compensation programs for management. Armstrong regularly reviews the competitiveness of its executive compensation program. The major elements of the program are:

   . base salary;

   . annual incentive;

   . long-term incentives;

   . employee benefits; and

   . perquisites.

Armstrong assesses the competitiveness of its program by comparing the total value of the program elements to the compensation programs of a selected group of 20 other leading manufacturing companies with comparable sales revenue.

Executive Compensation Principles and Philosophy

The design of Armstrong's executive compensation program is based on the following principles:

   . The level and mixture of compensation opportunity must attract, retain and motivate the caliber of executive talent vital to Armstrong's continued success.

   . The total compensation opportunity will include at-risk incentive compensation that is conditioned on the attainment of performance goals directly related to increasing the long-term value of Armstrong and achieving superior levels of total shareholder return.

   . Armstrong executives are required to own specified amounts of Armstrong common stock. This requirement aligns the interests of the persons most directly responsible for Armstrong's performance with the interests of the shareholders.

Annual Compensation

Armstrong administers base salaries on a "pay for performance" philosophy. Each year, the Chairman and Chief Executive Officer (CEO) prepares a salary recommendation for each of Armstrong's senior officers. The recommendation takes into account the officers' performance and contributions to Armstrong.
The committee reviews the recommendations and, subject to agreed-upon modifications, approves the base salary levels for the senior officers of Armstrong. The committee recommends to the Board of Directors for approval the annual base salary of all officers who are directors of Armstrong.

Armstrong's primary annual incentive plan is the Management Achievement Plan. Under that plan, a participant can earn cash awards in relation to the attainment of corporate and business unit goals. A specific weighting is assigned to each of the applicable achievement segments. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings. The annual incentive opportunity varies with each participant's level of responsibility.

Over the past five years, Economic Value Added (EVA(R)) has served as Armstrong's principal financial measure and was the basis for determining awards under the Management Achievement Plan for 1999. EVA(R) is the dollar amount equal to net operating profit after taxes minus the cost of the capital needed to generate that profit. For the corporate and business unit achievement segments, there are threshold levels of EVA(R) performance below which no incentive awards are paid. EVA(R) calculations exclude financial activity related to the asbestos liability claims, while reorganization charges are treated as investments upon which a return must be earned. A plan participant earns incremental awards for higher levels of EVA(R) achievement. For 1999, the incentive awards for the Chairman and CEO and the Senior Vice President, Finance and Chief Financial Officer were based entirely on corporate EVA(R) achievement. The incentive awards for all other executive officers were based solely on corporate and business unit EVA(R) goal achievement.

EVA(R) has been instrumental in changing employee behavior to focus efforts on generating returns in excess of the company's EVA(R) cost of capital. The use of EVA(R) as a financial measure has provided a consistent framework for decisions concerning acquisitions, divestitures, capital investments, cost efficiency and operations and asset management, which have contributed to cash flow. Beginning in 2000, the committee has decided to supplement EVA(R) with other performance measures that are also directly aligned with investor evaluations of the company's financial performance. These additional performance measures will include earnings and income.

Payments under the Management Achievement Plan are based on performance. When Armstrong and the participant achieve high levels of corporate, business unit and individual performance, a participant's cash compensation (base salary plus annual bonus) should exceed the median level of cash compensation for the selected group of comparison companies. Conversely, when performance falls short of established targets, a participant's cash compensation will fall below the median level of cash compensation of the selected group.

Long-Term Incentive Compensation

Armstrong's Long-Term Incentive Plan provides for the grant of stock options, performance restricted shares, restricted stock awards, stock awards and cash awards. Each year, the committee reviews and, if appropriate, authorizes long-term incentive grants under the plan. In 1999, the committee granted stock options at the fair market value of Armstrong's common stock on the date of the grant. In determining the number of stock options granted to management, the committee reviewed a number of factors. These factors included: position levels; the targeted amounts of the long-term incentive award for selected participants; individual performance; employment retention; and the number of shares available for issuance under the plan. If the stock price increases significantly, participants stand to realize commensurate rewards and the opportunity to increase their stock ownership positions by exercising their options.

None of the executive officers named in the Summary Compensation Table received performance restricted share grants in 1999. Armstrong grants restricted stock awards to key employees for purposes of special recognition and employment retention.

Stock Ownership Guidelines

In 1995, Armstrong adopted stock ownership guidelines which now apply to approximately 90 senior executives. These guidelines establish expected levels of Armstrong stock ownership (including deferred stock units) for executives. Armstrong expects executives to meet the required ownership level within five years of notification. This means that executives who were notified of the guidelines at their inception in 1995 (including three of the officers named in the Summary Compensation Table) have until this year to achieve their minimum levels of stock ownership. As of February 15, 2000, none of the executive officers named in the Summary Compensation Table met their respective minimum levels of stock ownership due to the decline in the price of Armstrong stock. When their ownership is valued at the average year-end stock price over the past three years, Messrs. Lorch and Riddick would meet the minimum stock ownership requirements. The ownership levels range from a value equal to one times base salary for lower level executives to four times base salary for the CEO. These ownership guidelines are intended to ensure that senior executives will have a significant ownership stake in Armstrong. The ownership stake provides an added incentive for the executives to focus on the creation of long-term shareholder value.

Federal Tax Deductibility

The committee intends that all performance-based compensation be deductible for federal income tax purposes. Armstrong believes that annual incentive payments under the Management Achievement Plan and all outstanding stock option grants will qualify as deductible compensation under the Internal Revenue Code.

CEO Compensation

Under Mr. Lorch's leadership, the Armstrong organization achieved the following during 1999:

   . Posted record sales and earnings from operations;

   . Earned in excess of Armstrong's EVA(R) cost of capital for the sixth straight year, an outstanding achievement by a manufacturing company. The company's EVA(R) results, excluding the impact of the Triangle Pacific and DLW acquisitions, increased by 80% from 1998 to 1999;

   . Reduced Armstrong's outstanding debt by $249 million;

   . Made substantial progress toward the successful integration of Triangle
     Pacific Corporation and DLW. Sales for wood flooring grew at double digit rates;

   . Launched ToughGuard(TM), a new generation of vinyl flooring which provides superior performance in resisting damage from ripping, gouging, tearing and denting;

   . Divested Armstrong's interests in a number of noncore businesses including gaskets (sold 65% of Armstrong's ownership), textile products, office furniture and sports flooring;

   . Continued initiatives to attract and develop a high caliber management team; and

   . Initiated actions to build a sustainable "e-business" platform to optimize
     Armstrong's market penetration and relationships with customers and stakeholders, and drive sales growth.

Based on these business and financial achievements, and other relevant factors, the committee approved Mr. Lorch's 1999 compensation as set forth in the Summary Compensation Table on this page.

At target performance levels, less than 30% of the Chairman and CEO's total direct compensation opportunity is fixed and represented by base salary. The remainder is performance-based. The performance-based portion is comprised of an annual cash incentive opportunity under the Management Achievement Plan and a stock-based long-term incentive opportunity under the Long-Term Incentive Plan.

                              Management Development and Compensation Committee

                                             Jerre L. Stead, Chairman

                                             Donald C. Clark

                                             Judith R. Haberkorn

                                 John A. Krol

                                David M. LeVan

                       EXECUTIVE OFFICERS' COMPENSATION

The following table shows the compensation received by Armstrong's Chief Executive Officer and the four other highest paid individuals who served as executive officers during 1999. The data reflects compensation for services rendered to Armstrong and its subsidiaries in each of the last three fiscal years.

                                                       TABLE 1:  SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION                                      LONG-TERM COMPENSATION

                                                                      Other                        Securities  LTIP
                                                                      Annual        Restricted     Underlying  Payouts  All Other
                                                                      Compensation  Stock          Options/    Payouts  Compensa
Name and Principal Position    Year  Salary ($)        Bonus ($)      ($)/2/        Awards ($)/3/  SARs (#)    ($)/4/   tion ($)/5/
---------------------------    ----  ----------        ---------      ------        -------------  --------    ------   ------
G. A. Lorch                    1999     792,500       $ 1,831,780          --                  --   115,000        --   86,588
Chairman and                   1998     752,500         1,007,339          --                  --    93,000        --   64,247
Chief Executive Officer        1997     682,500         1,161,956          --                  --    18,000   183,437   66,892

F. F. Sherman                  1999     518,750       $   638,685      60,892                  --    37,000        --   27,346
President, Wood Products       1998     360,772/1/        310,660/1/       --                  --    50,000        --   29,074
Operations

F. A. Riddick III              1999     390,000       $   665,680          --             254,688    40,000        --   21,596
Senior Vice President, Finance 1998     354,000           364,448          --                  --    75,600        --   11,249
and Chief Financial Officer    1997     330,000           449,460          --                  --     6,000    49,634   14,613

R. J. Shannon Jr.              1999     375,000       $   481,050          --                  --    30,000        --   39,353
President, Worldwide Floor     1998     354,000            92,784          --                  --    74,200        --   19,439
Products Operations            1997     312,000           311,758          --                  --    11,000        --   23,492

M.R. Olivie                    1999     343,125       $   362,147          --                  --    25,000        --   33,708
President, Worldwide           1998     327,750           237,236          --                  --    20,300        --   15,433
Building Products Operations   1997     309,000           406,011      70,411                  --     6,000        --   17,490

/1/  Mr. Sherman's employment with the company commenced July 24, 1998.

/2/ Except for income related to Messrs. Sherman and Olivie, the aggregate value of personal benefits does not exceed the lesser of $50,000 or 10% of combined salary and bonus. Mr. Sherman received a car allowance of $56,736. Mr. Olivie received relocation income of $62,500 for 1997. In addition, Mr. Olivie received a $400,000 interest-free bridge loan from Armstrong pursuant to Armstrong's household relocation policy. The loan remained outstanding for a six-month period during 1997 and has been repaid.

/3/ The restricted stock held by these executive officers includes performance restricted shares earned under the 1993 and 1995 grants. The number and value of shares of restricted stock held by each as of February 15, 2000, is as follows:
George A. Lorch -- 21,401 ($461,459); Frank A. Riddick III-- 15,633 ($337,087);
and Robert J. Shannon Jr. -- 7,120 ($153,525). All restrictions lapse upon a change in control of Armstrong. In 1999, Mr. Riddick received a restricted stock award of 5,000 shares ($254,688) in recognition of his contributions and to serve to retain his employment. These shares vest and become free of restrictions four years from the grant date.

/4/ Performance restricted shares earned pursuant to the 1995 grant. The shares are restricted for three years. George A. Lorch earned 2,454 shares and Frank A. Riddick III earned 664 shares.

/5/ The amounts include the following above-market interest credited to each individual's Armstrong Deferred Compensation Plan account: George A. Lorch -- $34,669; Floyd F. Sherman -- $122; Frank A. Riddick III -- $1,265; and Robert J. Shannon Jr. -- $5,573.

Includes the following vested amounts in the Retirement Savings and Stock Ownership Plan for members' Equity and Match Accounts: George A. Lorch -- $5,881; Frank A. Riddick III -- $4,695; Robert J. Shannon Jr. -- $4,545; and Marc R. Olivie -- $5,353.

Includes the following amount of non-elective contribution by Armstrong to each individual's Bonus Replacement Retirement Plan account: George A. Lorch -- $20,000; Frank A. Riddick III -- $11,500; Robert J. Shannon Jr. -- $20,000; and Marc R. Olivie -- $20,000. This contribution results in a corresponding reduction in the amount of the executive's Management Achievement Plan payment.

Includes the following present value costs of Armstrong's portion of 1999 premiums for split-dollar life insurance: George A. Lorch -- $26,038; Frank A. Riddick III -- $4,136; Robert J. Shannon Jr. -- $9,235; and Marc R. Olivie -- $8,355. The executives waived future participation in the Armstrong-paid group term life insurance program as a condition to participate in the split-dollar life insurance program.

Mr. Sherman had taxable income of $27,224 related to life insurance benefits provided by Triangle Pacific Corp.

Change in Control Agreements

Armstrong has entered into change in control agreements with a group of senior executives, including the executive officers named in the Summary Compensation Table. These agreements provide severance benefits in the event of a change in control of Armstrong. The severance benefits are payable if the executive is involuntarily terminated or terminates employment for good reason within three years following a change in control. Involuntary termination does not include termination for cause, death or disability. Good reason to terminate employment exists if there are significant changes in the nature of employment following the change in control. For example, a reduction in compensation, a change in responsibility or a relocation of the place of employment would constitute significant changes. For the most senior officers, the agreement includes a provision where the executive can choose to terminate employment for any reason during the thirty-day period beginning twelve months following a qualifying change in control and receive the severance benefits. The qualifying change in control must meet the change in control definitions in (2) and (3) shown below.

The purpose of the agreements is to foster the continued employment of key executives in the face of a possible change in control of Armstrong. The agreement has an automatic renewal feature, meaning that the agreements will continue in effect unless either Armstrong or the executive elects not to extend the agreement.

For purposes of these agreements, change in control includes the following: (1) acquisition by a person (excluding certain qualified owners) of beneficial ownership of 20% or more of Armstrong's common stock; (2) change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board; (3) consummation of a merger or consolidation of Armstrong, unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold 66-2/3% or more of the voting securities of the resulting entity; and (4) shareholder approval of a liquidation or dissolution of Armstrong or sale of all or substantially all of Armstrong's assets.

Severance benefits under the agreements depend on the position the executive holds, but generally include: (1) a lump sum severance payment equal to two or three times the sum of (a) the officer's annual base salary, and (b) the officer's highest annual bonus earned in the three years prior to termination or prior to a change in control; (2) continuation of life, disability, accident and health insurance benefits for three years following termination; (3) payment of remaining premium payments for split-dollar life insurance policies; (4) enhanced retirement benefits payable as a lump sum; (5) full reimbursement for the payment of excise taxes; and (6) payment of legal fees in connection with a good faith dispute involving the agreement.

Employment Agreement

Armstrong entered into a five-year employment agreement with George A. Lorch, effective as of December 13, 1999, in which Mr. Lorch agreed to serve as Chairman of the Board, President and Chief Executive Officer of Armstrong at an initial base salary of not less than $800,000 per year. The employment agreement is automatically renewed for an additional one-year term on the second anniversary of the date of the agreement and each successive anniversary, unless notice not to extend the period is provided at least 180 days prior to the anniversary date. If Armstrong terminates Mr. Lorch's employment without "cause" or if Mr. Lorch terminates his employment for "good reason," Mr. Lorch is entitled to receive a lump-sum cash payment equal to three times his salary (including bonus) and continuation of certain benefits. If Mr. Lorch receives benefits under his change in control agreement, he is not entitled to severance benefits under the employment agreement. Mr. Lorch's employment agreement also contains a noncompetition provision which bars him from competing with Armstrong for a period of two years following his termination. The Agreement also provides Mr. Lorch with the opportunity to participate in all short-term and long-term incentive plans offered by Armstrong, including providing Mr. Lorch with an annual bonus based on performance.

Severance Pay Plan for Salaried Employees

Armstrong adopted the Severance Pay Plan for Salaried Employees in 1990. This plan is designed to cushion the effects of unemployment for certain salaried employees. The benefits are payable if a covered employee is terminated by Armstrong under certain circumstances. All salaried employees of Armstrong, including the executive officers named in the Summary Compensation Table, except for Mr. Sherman, are eligible to participate in the plan. A participant will be entitled to severance pay if Armstrong terminates that person and an exclusion does not apply. The employee is not entitled to severance pay if the reason for the termination is the following: (1) voluntary separation; (2) the employee accepts employment with the successor organization in connection with the sale of a plant, unit, division or subsidiary; or (3) the employee rejects the offer of a similar position with comparable compensation in the same geographic area, made by Armstrong or its successor organization.

Under the plan, the amount of the payment is based on the employee's length of service, reason for termination and cash compensation level. The amount of the payment ranges from a minimum of two weeks' pay to a maximum of 52 weeks' pay. Subject to certain limitations, benefits may be paid by salary continuation or lump-sum payments. A participant may also choose a combination of periodic and lump-sum payments. The Severance Pay Committee retains the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance benefit exceed 104 weeks' pay.

                TABLE 2:  OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information regarding the grant of stock options during 1999 under Armstrong's Long-Term Stock Incentive Plan to each of the named executives:

                               Individual Grants

                                         Percent of Total
                     Securities          Options/SARs
                     Underlying          Granted To          Exercise Or                            Grant Date
                     Options/SARs        Employees In        Base Price                             Present
Name                 Granted/1/ (#)      Fiscal Year         ($/share)        Expiration Date       Value/2/($)
----                 --------------      -----------         ---------        ---------------       -----------
G. A. Lorch          115,000             14.1%               50.9375          2/22/09               1,106,300

F. F. Sherman         37,000              4.5%               50.9375          2/22/09                 355,940

F. A. Riddick III     40,000              4.9%               50.9375          2/22/09                 384,800

R. J. Shannon Jr.     30,000              3.7%               50.9375          2/22/09                 288,600

M. R. Olivie          25,000              3.0%               50.9375          2/22/09                 240,500

/1/ These options become exercisable in equal installments at one, two and three years from the date of grant. The exceptions are in the case of death or disability and a defined change in control event. All stock options become exercisable immediately upon a change in control of Armstrong.

/2/ In accordance with Securities and Exchange Commission rules, the numbers in the column titled "Grant Date Present Value" were determined using the Black-Scholes model. These are not Armstrong's predictions. However, the following material assumptions and adjustments were necessary: (1) an option term of five years; (2) a volatility of 28%; (3) a dividend yield of 3.77%; (4) a risk-free interest rate of 5.32%; and (5) a reduction of 17% to reflect the possibility that the above stock options will be forfeited prior to the expiration date.

The ultimate value of the options will depend on the future market price of Armstrong's stock. Armstrong cannot forecast this value with any reasonable certainty.

         TABLE 3:  AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth information regarding the exercise of stock options during 1999 and the unexercised options held as of the end of 1999 by each of the named executives:


                                       Value          Securities
                                       Realized       Underlying Unexercised      Value of Unexercised,
                                       (market price  Options/SARs                In-The-Money Options/
                      Shares           at exercise    At Fiscal Year-End          SARs At Fiscal Year-End
                      Acquired On      less exercise  (#)                         ($)
                      Exercise         price)         ---------------------------------------------------------
Name                  (#)              ($)              Exercisable  Unexercisable  Exercisable  Unexercisable
----                  ---              ---            -------------  -------------  -----------  --------------
G. A. Lorch           5,700            78,375         351,546        266,334        74,575       0
F. F. Sherman             0                 0          16,666         70,334             0       0
F. A. Riddick III         0                 0          93,985        125,735             0       0
R. J. Shannon Jr.     1,020            17,468          57,998         99,802        20,563       0
M. R. Olivie              0                 0          40,766         60,534             0       0

                               PERFORMANCE GRAPH
               Comparison of Five-Year Cumulative Total Return/1/
     Among Armstrong Common Stock, the S&P 500 Index and a Peer Group Index

The following graph compares the cumulative total return, including reinvestment of dividends, among Armstrong's common stock, a broad equity market index and a peer group index:

                             [GRAPH APPEARS HERE]

Year      Armstrong World Industries    Peer Group Index/2/      S&P 500
---       --------------------------    -------------------      -------
1994      $100                          $100                     $100
1995      $166                          $128                     $138
1996      $190                          $146                     $169
1997      $210                          $175                     $225
1998      $174                          $189                     $290
1999      $100                          $175                     $351

/1/ Assumes a $100 investment on December 31, 1994, a reinvestment of dividends and a fiscal year ending on December 31.

/2/ Composed of the following companies which as a group reflect Armstrong's mix of residential, nonresidential and international end-use markets: American Standard Cos., Inc.; Black & Decker Corp.; Masco Corp.; Newell Rubbermaid, Inc.; Owens Corning; PPG Industries, Inc.; Shaw Industries, Inc.; Sherwin-Williams Co.; Stanley Works; USG Corp. and Whirlpool Corp.

                        RETIREMENT INCOME PLAN BENEFITS

The following table shows the estimated pension benefits payable to a participant at normal retirement age under Armstrong's Retirement Income Plan and Armstrong's Retirement Benefit Equity Plan. The Retirement Income Plan is a qualified defined benefit pension plan. The Retirement Benefit Equity Plan is a partially funded, nonqualified supplemental pension plan. It provides participants with benefits that would otherwise be denied by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in Table 4 are based on compensation that is covered under the plans and years of service with Armstrong and its subsidiaries. Mr. Sherman does not participate in the Retirement Income Plan. Mr. Sherman participates in the Triangle Pacific Corp. Salaried Employees Profit Sharing Plan and the Triangle Pacific Corp. Supplemental Profit Sharing and Deferred Compensation Plan.

            TABLE 4: ANNUAL RETIREMENT BENEFIT BASED ON SERVICE/1/

Average Final
Compensation/2/      15 Years          20 Years          25 Years         30 Years           35 Years           40 Years
---------------      --------          --------          --------         --------           --------           --------
$  400,000           $ 91,000          $121,000          $151,000        $  181,000         $  211,000         $  235,000
   600,000            137,000           183,000           228,000           274,000            319,000            355,000
   800,000            184,000           245,000           306,000           367,000            428,000            476,000
 1,000,000            230,000           307,000           383,000           460,000            536,000            596,000
 1,200,000            277,000           369,000           461,000           553,000            645,000            717,000
 1,400,000            323,000           431,000           538,000           646,000            753,000            837,000
 1,600,000            370,000           493,000           616,000           739,000            862,000            958,000
 1,800,000            416,000           555,000           693,000           832,000            970,000          1,078,000
 2,000,000            463,000           617,000           771,000           925,000          1,079,000          1,199,000
 2,200,000            509,000           679,000           848,000         1,018,000          1,187,000          1,319,000

/1/       Benefits shown assume retirement in 1999. The benefits are computed as a straight life annuity beginning at age 65 and are not subject to deduction for Social Security or other offsets.

/2/       Calculated as the average annual compensation in the three best-paid years during the 10 years prior to retirement. Annual compensation equals the total of the amounts reported under the columns captioned "Salary" and "Bonus" in the Summary Compensation Table as well as Armstrong contributions under the Bonus Replacement Retirement Plan.

The 1999 annual compensation and estimated years of service for plan purposes for each of the executives named in the Summary Compensation Table were as follows: George A. Lorch -- $1,819,839 (36.5 years); Frank A. Riddick III -- $765,948 (19.8 years); Robert J. Shannon Jr. -- $487,784 (29.5 years) and Marc
R. Olivie -- $600,361 (23.2 years). Messrs. Riddick's and Olivie's estimated years of service include 15 and 20 years, respectively, of credit for prior service awarded to them upon their employment with Armstrong. The Armstrong retirement benefit will be reduced by the value of any defined benefit pension payable by previous employers for the respective period of the prior service credit.

Special provisions apply if the Retirement Income Plan is terminated within five years following a change in control of Armstrong. In that event, plan liabilities will first be satisfied; then, remaining plan assets will be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. The executives named in the Summary Compensation Table, except for Mr. Sherman, would be entitled to this benefit.

Special provisions also apply in the event that a salaried member is terminated other than for cause or resigns for good reason, as those terms are defined in the plan, within two years following a change in control of Armstrong. If those members have at least 10 years of service and are at least 50 years in age, they would be eligible for early retirement without certain normal reductions applying. Those members would also receive some Social Security replacement benefits. Members with 15 or more years of service would also receive credit under the plan for an additional five years of service.


                 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person or entity that may be deemed to have beneficial ownership of more than 5% of the outstanding common stock of Armstrong. This table shows ownership as of December 31, 1999, and is based upon information furnished to Armstrong.

                                                      Amount and Nature
Name and Address of Beneficial Owner               of Beneficial Ownership           Percent of Class Outstanding/1/
------------------------------------------         -----------------------         -----------------------------------
Mellon Financial Corporation/2/
One Mellon Center                                          2,837,155                              7.05%
Pittsburgh, PA  15258

T. Rowe Price Associates, Inc.                             2,542,155                               6.3%
100 E. Pratt Street
Baltimore, MD 21202

Morgan Stanley Dean Witter & Co./3/                        2,812,952                              7.02%
1585 Broadway
New York, NY 10036

J. & W. Seligman & Co. Incorporated/4/                     2,427,000                              6.05%
100 Park Avenue
New York, NY 10017

/1/ In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based upon the total 40,250,205 shares of Armstrong common stock that were outstanding on December 31, 1999.

/2/ Mellon Bank, N.A., a subsidiary of Mellon Financial Corporation, serves as the trustee of the employee stock ownership portion of Armstrong's Retirement Savings and Stock Ownership Plan (the "RSSOP"). In that capacity, Mellon Bank, N.A., may be deemed to be the beneficial owner of 2,467,759 shares, or 6.13% of Armstrong's outstanding shares. Mellon Bank, N.A. holds shared voting power and no investment power with respect to these shares. Mellon Bank, N.A. votes shares which are allocated to participant's accounts under the RSSOP in accordance with the participant's direction. Shares which are unallocated under the RSSOP and allocated shares for which the trustee does not receive directions are voted by the trustee in the same proportion as the directed shares are voted. In the event of a tender offer for the stock in the RSSOP, the trustee is required to tender unallocated shares in the same proportion that allocated shares are tendered. Mellon Bank, N.A. disclaims beneficial ownership of all shares that have been allocated to the individual accounts of employee participants in the RSSOP for which directions are received.

Mellon Financial Corporation and its affiliates, Boston Safe Deposit and Trust Company, Mellon Bank (Delaware) National Association, Mellon Bank, N.A., Mellon Capital Management Corporation, Mellon Equity Associates, The Dreyfus Corporation, Boston Group Holdings, Inc., The Boston Company, Inc., and MBC Investment Corporation, may be deemed to beneficially own an additional 369,396 shares, or .92% of Armstrong's outstanding common stock. These shares are held in various fiduciary capacities. With respect to these shares, Mellon Financial Corporation and its affiliates exercise sole voting power with respect to 250,552 shares and shared voting power with respect to 45,444 shares. Mellon Financial Corporation and its affiliates exercise sole investment power with respect to 256,372 shares and shared investment power with respect to 51,494 shares.

/3/ Morgan Stanley Dean Witter Advisors, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., owns shared voting power over 2,707,558 shares and shared investment power over 2,717,008 shares of the 2,812,952 shares owned by Morgan Stanley Dean Witter & Co.

/4/ Mr. William C. Morris owns a majority of the outstanding voting securities of J. & W. Seligman & Co. Incorporated. As a majority owner, he may be deemed to beneficially own the 2,427,000 owned by J. & W. Seligman & Co.


           TRANSACTIONS WITH ORGANIZATIONS AFFILIATED WITH DIRECTORS

During 1999, Armstrong had various business arrangements with organizations with which certain directors are affiliated. However, none of those arrangements were material to either Armstrong or any of those organizations. Moreover, those transactions were pursuant to arm's length negotiations in the ordinary course of business and on terms we believe to be fair.


    PROPOSAL 2:  APPROVAL OF THREE TERMS OF THE MANAGEMENT ACHIEVEMENT PLAN

Introduction

Armstrong has for many years had an annual incentive plan known as the Management Achievement Plan. The Achievement Plan is designed to promote the financial success of Armstrong by providing key employees with an opportunity to earn financial rewards based upon the attainment of corporate, business unit and individual goals. For several years, the Management Development and Compensation Committee has used Economic Value Added (EVA(R)) as the primary basis for determining awards under the Achievement Plan. EVA(R) has been instrumental in changing employee behavior to focus efforts on generating returns in excess of Armstrong's EVA(R) cost of capital. EVA(R) calculations exclude financial activity related to the asbestos liability claims, while reorganization charges are treated as investments upon which a return must be earned. The use of EVA(R) as a financial measure has provided a consistent framework for decisions concerning acquisitions, divestitures, capital investments, cost efficiency, and operations and asset management, which have contributed to Armstrong's cash flow. Effective for 2000, the Compensation Committee believes that it is appropriate to supplement EVA(R) with other performance criteria that are also directly aligned with investor evaluations of Armstrong's financial performance. For 2000 and future years, these performance criteria include the following:

     .    EVA(R);

     .    cash flow;

     .    earnings;

     .    operating income;

     .    return on shareholders' equity; and

     .    sales.

For the reasons discussed below, shareholders are being asked to approve these performance criteria, as well as eligibility to receive awards under the Plan and the award maximum under the Plan.

Section 162(m) of the Internal Revenue Code disallows federal income tax deductions for certain executive compensation in excess of $1 million per year. Under that law, compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. One of the conditions to qualify cash bonuses as "performance-based compensation" is periodic shareholder approval of the performance criteria on which the bonuses are based, the employee eligibility standard and the maximum award size.

Under applicable Pennsylvania law, the payment of cash compensation to officers and employees is a matter within the authority of the Board of Directors, or a committee of the Board, and does not require the approval of shareholders. However, approval by Armstrong shareholders of the Achievement Plan performance criteria is intended to permit Armstrong to grant annual incentive awards that qualify as "performance-based compensation" under Section 162(m). It should be noted that awards that do not qualify as "performance-based compensation," and which therefore may not be deductible compensation expense for Armstrong, may also be granted under the Achievement Plan. We believe this flexibility is an important element of Armstrong's executive compensation program.


                      DESCRIPTION OF THE ACHIEVEMENT PLAN

The principal features of the Achievement Plan and the administrative guidelines which the Management Development and Compensation Committee has adopted to administer the Achievement Plan are described below.

Generally

The Achievement Plan is designed to promote the financial success of Armstrong by recognizing the significant contributions individual employees can make to the achievement of Armstrong's goals. Its objectives are to motivate key company and subsidiary employees to produce outstanding results by providing the opportunity to earn financial rewards in relation to the attainment of corporate, business unit and individual goals. The Achievement Plan is based on the concept that Armstrong establishes for each participant at the beginning of the year a target incentive award based on the achievement of specific corporate and business unit goals. When the year is over, the results actually achieved are evaluated against these goals to determine the amount, if any, of additional compensation earned by individuals participating in the Achievement Plan.

Administration

The Achievement Plan is administered by the Compensation Committee with the advice and counsel of the Chairman and Chief Executive Officer. However, the Compensation Committee, in its sole discretion, establishes corporate and business unit performance goals and specific targets within those goals.

Eligibility to Receive Awards

Only key employees whose duties and responsibilities give them the opportunity to make a continuing material and substantial impact on the achievement of Company goals are eligible to participate in the Achievement Plan. The Chairman and Chief Executive Officer annually selects the nonofficer participants and makes recommendations to the Compensation Committee regarding officer participants. Because the number of participants may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the Achievement Plan during its term. However, it is anticipated that approximately 375 individuals, including Armstrong's Chief Executive Officer, will receive awards next year under the Achievement Plan.

Annual Incentive Awards

Under the Achievement Plan, an executive can earn cash awards in relation to the attainment of corporate, business unit and individual goals. A specific weighting is assigned to each of these three achievement segments where those segments are applicable. Each participant has a targeted annual incentive award which is expressed as a percentage of base salary earnings and varies with the participant's level of responsibility. Incentive amounts earned under the corporate and business unit segments of the Achievement Plan are based on financial performance against predetermined financial goals. The amount of an annual incentive award paid to participants under the Achievement Plan in relation to the attainment of corporate or business unit goals will be based upon one or more of the performance criteria listed above. Where applied, the amount of an annual incentive amount earned under the individual segment will be based upon the participant's achievements against predetermined goals which vary by individual. The individual goals, when used, are specific to the participant's position and can be either qualitative or quantitative. These goals are, to the extent possible, specific, measurable and related to actions that affect one or more of the performance criteria listed above or strategic Company objectives. The Committee reviews and approves the individual goals for the Chairman and Chief Executive Officer when goals are used. For all other participants, individual goals, when used, are established for each year by each participant in consultation with his or her supervisor.

New Plan Benefits

The following sets forth the estimated amounts that will be received by the persons or groups listed below if target performance goals are reached in 2000.

  Name and Position                            Dollar Value ($)

  G. A. Lorch                                    $   640,000
  Chairman and
  Chief Executive Officer

  F. F. Sherman                                  $   315,000
  President, Wood Products
  Operations

  F. A. Riddick III                              $   240,000
  Senior Vice President and
  Chief Financial Officer

  R. J. Shannon Jr.                              $   228,000
  President, Worldwide Floor
  Products Operations

  M. R. Olivie                                   $   207,000
  President, Worldwide
  Building Products Operations

  All executive officers as a group              $ 2,578,700

  All other eligible employees as a group        $10,064,000
  (excluding executive officers)

Final Award Determinations


At the end of each award period, the final award amounts are computed based upon the attainment of the applicable performance measures and certified by the Compensation Committee.

Award Maximum

To permit flexibility in unanticipated circumstances over the next five years, the Compensation Committee has established $3 million as the maximum amount that may be paid to any participant under the Achievement Plan in any one year. It is not anticipated that awards under the Achievement Plan will reach this level in the near future.

Termination of Employment

Achievement Plan participants who terminate employment prior to payment of the award for a prior plan year for reasons other than retirement, disability, death or involuntary termination not for cause are not eligible to receive awards under the Achievement Plan unless otherwise approved by the Compensation Committee. Achievement Plan participants who retire, become disabled, die or are involuntarily terminated for reasons other than cause on or after the last workday of March may be eligible for awards on a prorated basis.

Amendment and Termination

The Board may amend or terminate the Achievement Plan so long as the action does not adversely affect any rights or obligations with respect to awards already outstanding under the Achievement Plan.

Federal Tax Consequences

Any cash received under an incentive award will be included in the participant's income at the time of receipt and will be subject to tax at ordinary income rates. Any incentive awards that are properly deferred under any Armstrong deferred compensation plan will be taxable when actually or constructively distributed under the plan.

                             SHAREHOLDER APPROVAL

Armstrong is asking shareholders to approve: (1) the performance criteria for the Achievement Plan, consisting of EVA(R), cash flow, earnings, operating income, return on shareholders' equity, and sales; (2) eligibility standards for employees who may receive awards; and (3) the award maximum under the Plan. Approval of these terms requires the affirmative vote of at least a majority of the votes present either in person or by proxy at the meeting.

If the shareholders do not approve these terms of the plan, annual incentive awards based upon the criteria listed above paid to any officer who is subject to the limitations of Section 162(m) will not be deductible.

The Board of Directors recommends that the shareholders vote FOR this proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify to the contrary in their proxies.

                PROPOSAL 3:  ESTABLISHMENT OF A HOLDING COMPANY

We propose to establish a holding company (referred to here as "Holdings") to become the publicly traded parent company of Armstrong. This change will be accomplished by means of a plan of exchange. A copy of this plan is attached as Exhibit A. See "Summary--Proposal 3: Establishment of a Holding Company" on page 5 for some questions and answers on this proposal that may help explain it.

Immediately after the exchange Armstrong's current operating businesses will operate through the current company, Armstrong World Industries, Inc., or its subsidiaries. The overall structure of Armstrong before and after the transaction is as follows:

                              PRESENT STRUCTURE:

                         -----------------------------
                                 Shareholders
                         -----------------------------

                  ------------------------------------------
                       Armstrong World Industries, Inc.
                  ------------------------------------------

                         -----------------------------
                            Operating Subsidiaries
                         -----------------------------

                      PROPOSED HOLDING COMPANY STRUCTURE:

                         -----------------------------
                                 Shareholders

                         -----------------------------

                  -------------------------------------------
                           Armstrong Holdings, Inc.

                  -------------------------------------------


       -----------------------------      -----------------------------
          Armstrong World Industries,             Future Subsidiaries
                     Inc.

       -----------------------------      -----------------------------

         ------------------------
          Operating Subsidiaries

         ------------------------


Armstrong's Board of Directors has approved the holding company structure and the plan of exchange. If Armstrong shareholders approve it, and other conditions described below under "Conditions to Establishing a Holding Company" are satisfied, the share exchange will become effective upon the filing of articles of exchange with the Department of State of the Commonwealth of Pennsylvania.

After the exchange, Armstrong shareholders will be shareholders of Holdings. As shareholders of Holdings, you will have the right to vote on future corporate actions of Holdings in accordance with the Pennsylvania Business Corporation Law, and the Articles of Incorporation and Bylaws of Holdings. The Holdings Articles and Bylaws are substantially the same as Armstrong's Articles and Bylaws. The Articles and Bylaws of Holdings are Attachments 1 and 2 to the plan of exchange.

Armstrong shareholder approval of this proposal constitutes approval of the plan of exchange, including the Articles and Bylaws of Holdings, as well as approval of amendments to Armstrong's common stock plans to substitute Holdings common stock for Armstrong common stock under those plans.


                                CONSIDERATIONS
                               APPLICABLE TO THE
                      ESTABLISHMENT OF A HOLDING COMPANY

As described more fully below, Armstrong is establishing a holding company in order to create a more appropriate corporate structure for Armstrong's current businesses, within the context of today's business climate.

The Board of Directors believes that establishing a holding company structure is in the best interests of Armstrong and its shareholders. However, the future
                                                                   ----------
performance of Holdings common stock, like the future performance of any common
-------------------------------------------------------------------------------
stock, cannot be guaranteed.  The proposed holding company will not change the
---------------------------
nature or extent of the businesses that Armstrong and its subsidiaries currently conduct. Accordingly, the considerations relevant to an investment in Armstrong common stock will not change as a result of the completion of the proposed plan of exchange. Specifically in regard to the establishment of a holding company, Armstrong shareholders should consider the following:

THERE IS NO ASSURANCE THAT RESTRUCTURING WILL BE BENEFICIAL TO HOLDERS OF ARMSTRONG COMMON STOCK. There can be no guarantee that the holding company structure will result in benefits to Armstrong. For example, we expect that the holding company structure will provide additional flexibility and benefits in acquiring and selling businesses. However, Holdings may not be able to take advantage of acquisition or sale opportunities, or if Holdings does take advantage of those opportunities, there is no guarantee that they will turn out to be beneficial to the holders of Holdings common stock.

DIVIDENDS ON HOLDINGS COMMON SHARES WILL BE DEPENDENT ON CASH FLOW FROM ARMSTRONG. After the exchange, Holdings will be a separate legal entity from Armstrong. Unless and until Holdings can establish some other subsidiaries or investments, the funds required by Holdings to enable it to pay dividends on Holdings common stock will be derived exclusively from cash flow, such as dividends, paid by Armstrong to Holdings. Accordingly, the ability of Holdings to pay dividends, as a practical matter, will be governed by Armstrong's cash flow. The Board of Directors of Holdings, however, has no current intention to change the existing dividend policy.


                  REASONS FOR ESTABLISHING A HOLDING COMPANY

We want to establish a holding company because we believe it is more appropriate for our current business environment.

Armstrong is currently organized partly as a holding company and partly as an operating company. This means some business operations are conducted through subsidiaries, but others are conducted by the parent company itself. This current structure evolved over Armstrong's hundred-plus years of operations. It was not planned as part of an overall strategic vision.

We now operate in competitive global markets in a consolidating industry where the ability to easily and efficiently buy and sell business units can provide a competitive advantage. We routinely consider the acquisition of other businesses. We also periodically evaluate the performance and ongoing strategic fit of our current business units. This strategic vision is important for success in today's marketplace.

Presently, when we plan to buy or sell a business operation, our current structure can cause the transaction to take more time and require more complicated negotiations than it would if we were organized as a holding company. We believe a holding company structure will make acquisitions of new businesses easier from an administrative point of view. In addition, any businesses that are determined in the future to lack further strategic fit generally can be sold more quickly when they are operated as stand-alone entities that can be sold simply by transferring their stock.

A holding company structure may also allow us to:

 .    operate, evaluate and potentially finance some business units on a stand-
     alone basis and, if equity market conditions permit, possibly support separate capitalization and price/earnings ratios;

 .    provide increased organizational, managerial and financial flexibility for our business units, and facilitate compensation of business unit managers based on the equity of their particular business unit; and

 .    dispose of businesses that are not performing in accordance with our requirements or which no longer have a strategic fit.

The new structure may also permit the use of financing techniques that are better suited to the particular requirements, characteristics and risks of particular operations without affecting the capital structure or creditworthiness of Armstrong as a whole.

The holding company structure is a well-established form of organization, especially for companies like Armstrong that operate multiple lines of business. Of our peer group companies, American Standard Companies Inc. and USG Corp. are currently organized as holding companies. Other companies in the building materials and construction industries, for example, Building Materials Holding Corp., Zaring National Corporation and Eagle Supply Group Inc., are also organized as holding companies, as are many other companies in other industries.

In the past year, companies like Mitsubishi and Toyota of Japan have publicly announced they are considering moving to a holding company structure, which is now allowed in Japan. Examples of U.S. companies moving to a holding company structure in recent years include PP&L Resources, Bank One Corporation, Northwest Airlines Corp., FDX Corp., IPC Information Systems Inc., American Eagle Outfitters, Inc. and Payless Shoesource, Inc.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that shareholders approve the formation of a holding company and related matters by voting FOR Proposal 3. In making this recommendation, the Board of Directors considered a number of factors, including those discussed above.

The Board of Directors considered the financial cost to Armstrong of establishing a holding company, including the expenses associated with obtaining required approvals, the increased costs of this proxy solicitation and other expenses incurred in connection with registering the Holdings common stock with the SEC. In addition, after the exchange is complete, both Holdings and Armstrong will be required to provide reports to public investors and file periodic reports and make other filings with the Commission, thereby increasing some expenses. In the Board's view, these expenses are acceptable in light of the anticipated benefits of the holding company structure.


                               PLAN OF EXCHANGE

The plan of exchange provides that:

     . Each share of Armstrong common stock outstanding will, by virtue of the share exchange and without any action by you, be converted into one share of issued and outstanding Holdings common stock.

     . Each share of Holdings common stock previously outstanding prior to the exchange will be canceled.

Once the exchange is accomplished, Holdings will own all of the outstanding shares of Armstrong common stock, and you and the other Armstrong shareholders will hold all of the issued and outstanding shares of Holdings common stock. Holdings will have exactly the same number of shares outstanding as Armstrong did prior to the exchange.


                 TERMINATION OR AMENDMENT OF PLAN OF EXCHANGE

Regardless of whether or not the shareholders approve the plan of exchange, it may be terminated at any time prior to the effective time either by Holdings or Armstrong. If the plan of exchange is terminated, the share exchange and the other transactions in connection with the establishment of a holding company will be abandoned.

By mutual consent of their respective boards of directors, Armstrong and Holdings may amend the plan of exchange at any time prior to the share exchange. However, following adoption of the plan of exchange by the shareholders, no amendments may be made which either change the amount or kind of shares to be received pursuant to the share exchange or adversely affect the rights of the shareholders of Armstrong.


                 CONDITIONS TO ESTABLISHING A HOLDING COMPANY

The exchange is subject to the following conditions:

     . all necessary orders, authorizations, consents, approvals or waivers from the SEC and any other third parties are received, remain in full force and effect, and, in the judgment of the Armstrong Board of Directors, do not contain unacceptable conditions;

     . the approval of the plan of exchange by a majority of Armstrong's shareholders; and

     . all conditions to the listing of Holdings common shares on the New York Stock Exchange have been satisfied.

Following the satisfaction of these conditions, the exchange will become effective, but Armstrong cannot predict when or if these conditions will be satisfied.


                       RIGHTS OF DISSENTING SHAREHOLDERS

Under Pennsylvania law, you will not have "dissenters appraisal rights" in connection with the creation of the holding company. Pursuant to Section 1571 of the Pennsylvania Business Corporation Law, the owners of Armstrong common stock will not have appraisal rights because, among other reasons, Armstrong's shares are listed on a national securities exchange.


                       NO EXCHANGE OF STOCK CERTIFICATES

If the plan of exchange is approved and the share exchange is carried out, it will not be necessary for holders of Armstrong common stock to surrender their existing stock certificates for stock certificates of Holdings. The holders of Armstrong common stock will automatically become holders of Holdings common stock, and the present stock certificates representing Armstrong common stock will automatically represent Holdings common stock on a share-for-share basis. Thereafter, when presently outstanding certificates of Armstrong common stock, which will then represent Holdings common stock are presented for transfer, new certificates bearing the name of Holdings will be issued.


                              COMMON STOCK PLANS

From and after the share exchange, Holdings common stock will be issued in lieu of Armstrong common stock whenever stock is required in connection with the 1999 Long Term Incentive Plan, Restricted Stock Plan for Non-Employee Directors, 1993 Long Term Incentive Plan, Long Term Stock Option Plan for Key Employees and all other short-term and long-term incentive plans. Amendments to provide for Holdings common stock to be issued will take effect when the share exchange is complete. Shareholder approval of this proposal will also constitute approval of the amendments to the stock plans allowing Holdings common stock to be issued instead of Armstrong common stock.


                         TRANSFER AGENT AND REGISTRAR

After the share exchange, the transfer agent and registrar for Holdings common stock will be American Stock Transfer and Trust Company, the same transfer agent currently used by Armstrong.


                    MARKET VALUE OF ARMSTRONG COMMON SHARES

Armstrong common stock is listed on the New York Stock Exchange, Pacific Exchange and Philadelphia Stock Exchange under the symbol ACK. The closing price of Armstrong common stock on March 8, 2000 was $16.4375.


                                DIVIDEND POLICY

The share exchange, in and of itself, will have no effect on Armstrong's dividend policy. Nonetheless, there can be no guarantee of the amount of future dividends because the rate and timing of dividends of Holdings will depend upon the future earnings, financial condition and capital requirements of Holdings and its subsidiaries and investments, which at the outset will be Armstrong alone. Other factors may also affect Armstrong's dividend policy which are not presently determinable. In the future, it is possible that dividends from subsidiaries and investments other than Armstrong may also be a source of funds for dividend payments by Holdings.

Funds provided by Armstrong will also be used to pay the operating expenses of Holdings and for other corporate purposes as the Board of Directors of Holdings may determine. Armstrong's ability to pay cash dividends to Holdings will be subject to the availability of cash and the needs of its business.


                       DIRECTORS AND EXECUTIVE OFFICERS

Following the share exchange, the Board of Directors of Holdings will consist of the current directors of Armstrong. Their respective classifications and terms of office will be the same. In addition, the officers of Holdings are initially expected to include, among others, the following persons, each of whom is currently a corporate officer of Armstrong:


     Name                          Office
     ----                          ------

     George A. Lorch               Chairman and Chief Executive Officer

     Douglas L. Boles              Senior Vice President, Human Resources

     Frank A. Riddick III          Senior Vice President and Chief Financial
                                    Officer

     Deborah K. Owen               Senior Vice President, Secretary and General
                                    Counsel

     E. Follin Smith               Vice President and Treasurer

     William C. Rodruan            Vice President and Controller

After the share exchange, it is contemplated that Holdings and Armstrong each may have directors or executive officers who are not directors or executive officers of the other.

For information with respect to the directors and executive officers of Armstrong, executive compensation and certain relationships and related transactions, see "Proposal 1: Election of Directors" on page ___in this proxy statement and "Executive Officers" in part 5 of Armstrong's annual report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference.


                     DESCRIPTION OF HOLDINGS CAPITAL STOCK

In the share exchange, the holders of Armstrong common stock will become holders of Holdings common stock. The Articles of Incorporation and Bylaws of Holdings, which govern the rights of Holdings shareholders, are substantially the same as Armstrong's Articles of Incorporation and Bylaws. Therefore, the rights of holders of Holdings common stock will be virtually identical to the rights of holders of Armstrong common stock.

The following description of the capital stock of Holdings is a summary of the material terms of the Articles of Incorporation and Bylaws of Holdings, which are attached as Attachments 1 and 2 to the plan of exchange which, in turn, is Exhibit A to this proxy statement. As a summary, the following description does not purport to be complete. Armstrong shareholder approval of this proposal will also constitute approval of the Articles of Incorporation and Bylaws of Holdings.

General

The authorized capital stock of Holdings consists of 200,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of Class A preferred stock, without par value. This is identical to the capitalization of Armstrong.

Common Stock

Dividends. Subject to the rights and preferences that may be applicable to any future outstanding shares of Class A preferred stock, the holders of common stock are entitled to receive dividends, when, if and as declared by the Board of Directors of Holdings.

Voting Rights. Just as with Armstrong common stock, the holders of Holdings common stock are entitled to one vote per share on all matters to be voted upon by shareholders, except that shareholders are entitled to cumulate their votes in the election of directors. The Bylaws require shareholders desiring to nominate persons for election as a director to give advance notice of nominations to Holdings. The Bylaws also require shareholders to give advance notice of other business they intend to bring before a shareholders meeting.

Other than in the election of directors, whenever any corporate action is to be taken by vote of the shareholders of Holdings, or by a class of shareholders, generally it will be authorized upon receiving the affirmative vote of a majority of the shares present at the meeting at which the vote is taken. The Articles and Bylaws require, however, the approval by the holders of at least 80% of the votes which all shareholders of Holdings would be entitled to cast at an annual election of directors, voting together as a single class, for any change to any provision of the Articles or Bylaws providing for (1) the number of directors, (2) the classification of directors or (3) the filling of vacancies on the Board of Directors. This 80% vote requirement does not apply if the change is unanimously approved by the Board of Directors of Holdings. In addition, the Bylaws of Holdings may be amended only by a vote of two-thirds of the Board of Directors then in office, subject to the power of the shareholders to change the action.

The Bylaws provide for the Board of Directors to be divided into three classes of directors, each class as nearly equal in number as possible. One class is elected each year for a three-year term. While cumulative voting enables minority shareholders to gain representation on the Board, the existence of a classified Board increases the number of shares required to elect at least one director.

Other Information.  Just as with Armstrong common stock, Holdings common stock:

     .    does not carry preemptive rights;

     .    is not redeemable;

     .    does not have any conversion rights;

     .    is not subject to further calls; and

     .    is not subject to any sinking fund provisions.

In the event of a liquidation, dissolution or winding up of Holdings, the holders of common stock are entitled to share ratably in all assets remaining after the payment of the liabilities and the liquidation preference of any outstanding preferred stock. The shares of common stock to be issued in the share exchange will be freely alienable, fully paid and nonassessable.

Indemnification and Limitation of Director Liability. Holdings' Bylaws, like Armstrong's, provide that Holdings must indemnify to the fullest extent not prohibited by law any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of Holdings) by reason of the fact that he or she is or was a director or officer of Holdings. This indemnification covers all expenses and liabilities the director or officer actually incurs, including judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of Holdings. The Bylaws also provide that directors and officers are entitled to payment in advance of expenses incurred in defending any action, suit, or proceeding, upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that they are not entitled to be indemnified or, in the case of criminal action, a majority of the Board of Directors so determines. In addition, Holdings has entered into indemnification agreements with each of the persons who will become its directors after completion of the share exchange. These agreements entitle the director to indemnification for liabilities and expenses to the fullest extent not prohibited by law.

In accordance with Pennsylvania law, the Bylaws of Holdings also provide that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his or her office under the provision of the Pennsylvania Business Corporation Law relating to standard of conduct and justifiable reliance; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of Armstrong does not apply to: (1) the responsibility or liability of a director under any criminal statute; or (2) the liability of a director for the payment of taxes under local, state or federal law.

Class A Preferred Stock

As is currently the case for Armstrong Class A preferred stock, Holdings Class A preferred stock may be issued at any time by resolution of the Board of Directors of Holdings. The Board can issue the Class A preferred stock in one or more series and with rights, designations, preferences, privileges and restrictions, including the dividend rate, voting rights, liquidation preference, any conversion, exchange, redemption or sinking fund provisions, any special or relative rights and any other terms, as are established by the Board at the time of issuance. The Class A preferred stock is available for possible future financing and acquisition transactions, to pay stock dividends or make distributions, to fund employee benefit plans and for other general corporate purposes.

Preferred Stock Purchase Rights and Series One Preferred Stock. Holdings' Board of Directors has adopted a shareholder rights plan that is substantially identical to the current shareholder rights plan of Armstrong. The Armstrong rights plan was first adopted in 1986 and then was renewed in 1996. Under the rights plan, each share of Holdings common stock issued in the share exchange and each share issued in the future will have a right attached to it, the terms of which are defined by the shareholder rights plan. Operation of the rights plan is described in the notes to Armstrong's financial statements contained in the accompanying annual report. The Holdings Series One preferred stock is a series of Class A preferred stock. It is issuable upon the exercise of rights to purchase Series One preferred stock. The Series One preferred stock is designed to be a common stock equivalent, except that the Series One preferred stock does not have any voting rights.

Provisions Affecting Control of Holdings

As is currently the case for Armstrong, several provisions of Holdings' Articles of Incorporation and Bylaws, as well as the Pennsylvania Business Corporation Law, operate only with respect to extraordinary corporate transactions like mergers, reorganizations, tender offers, sales or transfers of substantially all of Holdings' assets or the liquidation of Holdings. Those provisions could have the effect of delaying or preventing a change in control of Holdings.

Provisions of the Articles. Holdings' Articles provide that business combinations with a shareholder who beneficially owns ten percent or more of the company's shares, or a so-called interested shareholder, require the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders, other than the interested shareholder, would be entitled to cast, unless the transaction is approved by a majority of the directors not affiliated with the interested shareholder or the transaction meets specified fair price and procedural requirements. This provision was previously approved by the shareholders of Armstrong.

Provisions of the Pennsylvania Business Corporation Law. Holdings is governed by several "anti-takeover" provisions in the Pennsylvania Business Corporation Law. These provisions are the same provisions by which Armstrong is currently governed.


        COMPARISON OF ARMSTRONG COMMON STOCK AND HOLDINGS COMMON STOCK

Holders of Holdings common stock will have virtually identical rights to those of holders of Armstrong common stock. There will be no difference in the respective rights of holders after the formation of the holding company.

As Pennsylvania corporations, both Armstrong and Holdings are governed by the Pennsylvania Business Corporation Law. As a result of the exchange, owners of Armstrong common stock, whose rights as shareholders are currently also governed by the Armstrong Articles and the Armstrong Bylaws, will become owners of Holdings common stock. As Holdings shareholders, their rights will be governed by the Holdings Articles and the Holdings Bylaws. Apart from the different names of the two corporations, there is only one difference between their Articles. Holdings' Articles eliminate an obsolete series of preferred stock called "Series A ESOP" preferred stock that is no longer used by Armstrong.


              TREATMENT OF ARMSTRONG INDEBTEDNESS AND LIABILITIES

All of Armstrong's indebtedness and liabilities outstanding immediately prior to the share exchange will continue to be outstanding after the exchange. The indebtedness and liabilities will be neither assumed nor guaranteed by Holdings in connection with the exchange. Armstrong's indebtedness is expected to consist of indentures, commercial paper, note purchase agreements and revenue bonds.


                            INCOME TAX CONSEQUENCES

General

The following discusses all material federal income tax consequences relating to the creation of the holding company. It does not discuss all aspects of income taxation that may be relevant to you in light of your personal tax circumstances.

Statements of legal conclusion regarding federal and Pennsylvania tax consequences reflect the opinion of Buchanan Ingersoll Professional Corporation, counsel for Armstrong. No rulings have been requested from the Internal Revenue Service or the Pennsylvania Department of Revenue. Accordingly, you should consult with your own tax advisor as to the specific tax consequences to you, including the application and effect of state or local income and other tax laws.

The following discussion is based on existing statutory provisions, existing and proposed regulations and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could change these authorities either prospectively or retroactively.

The share exchange will be treated as a transfer of all of the outstanding Armstrong common shares by the Armstrong shareholders to Holdings solely in exchange for all of the outstanding Holdings common shares. This share exchange qualifies for nonrecognition under Section 351 of the Internal Revenue Code of 1986, as amended, and under Section 303(a)(3) of the Pennsylvania Tax Reform Code of 1971, as amended.

Tax Implications to Shareholders

For federal and Pennsylvania income tax purposes, you will not recognize any gain or loss from the share exchange. Your tax basis in the Holdings common stock you will receive in the share exchange will be the same as your basis in your Armstrong common stock. In order to calculate any long-term capital gains for federal income tax purposes, the holding period for your Holdings common stock will include the period during which you held the Armstrong common stock, provided that you held your Armstrong common stock as a capital asset on the date of the share exchange.

Tax Implications to the New Holding Company

Holdings will not recognize any gain or loss for federal or Pennsylvania income tax purposes upon receipt of the Armstrong common stock. For federal income tax purposes, the basis of the Armstrong common stock received by Holdings will be the same as Armstrong's net asset basis immediately after the share exchange, subject to certain adjustments under Treasury Regulations relating to consolidated groups. Holdings' holding period in the Armstrong common stock received in the share exchange will include the period during which the stock was held by the shareholders. For Pennsylvania income tax purposes, the basis of the Armstrong common stock received by Holdings will be the same as the shareholders' basis for their Armstrong common shares immediately prior to the share exchange.

                               OTHER TAX ASPECTS

Apart from federal and Pennsylvania income tax consequences discussed above, no attempt has been made to determine any tax that may be imposed on you by the country, state or jurisdiction in which you reside or are a citizen. You may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions. You may also be subject to intangible property, estate and inheritance taxes in your state of domicile. You should consult your own tax advisors with regard to state and local income, inheritance and estate taxes.

The federal and Pennsylvania income tax discussion above is intended to provide only a general summary, and does not address tax consequences which may vary with, or are dependent on, individual circumstances. Moreover, this discussion does not address any foreign, federal, state or local tax consequences of the disposition of stock in Armstrong either before or after the share exchange. Accordingly, each shareholder is urged to consult with his or her tax advisor to determine the particular tax consequences to the shareholder of the share exchange.


                                 LEGAL OPINIONS

The validity of the Holdings common stock will be passed upon for Armstrong by Buchanan Ingersoll Professional Corporation.


                                    EXPERTS

The consolidated financial statements and schedule of Armstrong World Industries, Inc., and subsidiaries, as of December 31, 1999, and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

Statements made under the heading "Income Tax Consequences" regarding the federal income tax effect of the exchange have been reviewed by Buchanan Ingersoll Professional Corporation, special federal tax counsel for Armstrong, and have been made in reliance upon counsel as an expert. Statements made under the heading "Income Tax Consequences" regarding the Pennsylvania income tax effect of the exchange have been reviewed by Buchanan Ingersoll Professional Corporation, special Pennsylvania tax counsel for Armstrong, and have been made in reliance upon counsel. All other statements made and in the documents incorporated by reference in this proxy statement as to matters of law and legal conclusions have been reviewed by Buchanan Ingersoll Professional Corporation.


                           CONFIDENTIAL VOTING POLICY

Under Armstrong's confidential voting policy, all proxies, ballots and voting tabulations that identify how shareholders voted will be kept confidential. To implement this policy, Armstrong will engage independent vote tabulators and independent judges of election. Employees of Armstrong will not serve as vote tabulators or judges. This policy does not apply: (1) when disclosure is required by law; (2) when disclosure is necessary in connection with a claim involving Armstrong; (3) when a shareholder expressly requests or permits disclosure; or (4) during the course of a contested proxy solicitation.

Shareholders' comments on proxy cards and ballots will be conveyed to Armstrong in a manner that protects the confidentiality of the voter.


                              INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, appointed KPMG LLP as auditors of Armstrong's financial statements for 1999. KPMG LLP is a firm of independent certified public accountants. The Board, at its February 28, 2000, meeting, selected KPMG LLP as auditors for 2000.

A representative of KPMG LLP will be present at the 2000 annual meeting to respond to appropriate questions and to make a statement if that representative so desires.


                       PROPOSALS FOR 2001 ANNUAL MEETING

The deadline for shareholder proposals to be included in Armstrong's proxy statement for the 2001 annual meeting is November 23, 2000. All proposals must be received at Armstrong's Principal Executive Offices, as shown on the first page of this proxy statement. Please address any proposals to the attention of Deborah K. Owen, Secretary. Any proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

Under Armstrong's Bylaws, under normal circumstances, shareholder nomination of directors and other matters shareholders wish to submit for consideration at the 2001 annual meeting must be submitted to Armstrong's Secretary by January 31, 2001. That notice must also contain information specified in the Bylaws regarding a proposed nominee and the shareholders submitting the nomination or matter to be considered. Any shareholder may obtain a copy of the applicable Bylaw from Armstrong's Secretary upon written request.


                                 ANNUAL REPORT

A copy of Armstrong's annual report for 1999, including financial statements, is being mailed to each Armstrong shareholder with this proxy statement.


                                 MISCELLANEOUS

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders should arise, it is intended that the persons named in the enclosed proxy (or their substitutes) will vote in accordance with their best judgment.

                                                                       EXHIBIT A



                         AGREEMENT AND PLAN OF EXCHANGE


                                    BETWEEN


                        ARMSTRONG WORLD INDUSTRIES, INC.


                                      AND


                            ARMSTRONG HOLDINGS, INC.


                                    RECITALS


A. Armstrong World Industries, Inc. (the "Exchanging Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 200,000,000 shares of Common Stock, par value $1.00 per share ("AWI Common Stock"), of which 40,217,225 shares were issued and outstanding as of February 18, 2000, and 20,000,000 shares of Class A Preferred Stock, without par value ("AWI Preferred Stock"), none of which are issued and outstanding as of the date hereof.

B. Armstrong Holdings, Inc. (the "Acquiring Corporation") is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, which is authorized to issue 200,000,000 shares of Common Stock, par value $1.00 per share ("Holdings Common Stock"), of which 100 shares are issued and outstanding as of the date hereof and 20,000,000 shares of Class A Preferred Stock, without par value ("Holdings Preferred Stock").

C. The Exchanging Corporation and the Acquiring Corporation desire to effect the exchange of shares immediately contemplated hereby (the "Exchange") so that after the Exchange, the shareholders of the Exchanging Corporation hold all of the issued and outstanding shares of the Acquiring Corporation and the Exchanging Corporation is a wholly-owned subsidiary of the Acquiring Corporation.

D. The Board of Directors of the Exchanging Corporation and the Acquiring Corporation have each adopted resolutions approving this Agreement and Plan of Exchange (the "Agreement") in accordance with the Pennsylvania Business Corporation Law of 1988 (the "BCL") and each directing that it be submitted to the shareholders of the Exchanging Corporation and the Acquiring Corporation, respectively, for adoption.

                                   ARTICLE I

                                    General

1.01.  Parties to Exchange.  The Exchanging Corporation and the Acquiring
       -------------------
Corporation shall effect the Exchange in accordance with and subject to the terms of this Agreement.

1.02.  Effectiveness.  Subject to the terms of this Agreement, the parties
       -------------
hereto shall file Articles of Exchange, and such other documents and instruments as are required by, and complying in all respects with, the BCL with appropriate state officials after the adoption of the Agreement by the shareholders of the Exchanging Corporation, at such time as the Exchanging Corporation and the Acquiring Corporation shall mutually agree. The Exchange shall become effective upon the filing of the Articles of Exchange in the Department of State of the Commonwealth of Pennsylvania in accordance with the terms of the Articles of Exchange (the "Effective Time").

1.03.  Termination.  Notwithstanding shareholder approval of this Agreement,
       -----------
this Agreement may be terminated at any time prior to the Effective Time by either the Acquiring Corporation by written notice to the Exchanging Corporation prior to the Effective Time or by the Exchanging Corporation at any time prior to the Effective Time by resolution approved by its Board of Directors.

1.04.  Amendment.  This Agreement may be amended by the Board of Directors of
       ---------
both the Exchanging Corporation and the Acquiring Corporation at any time prior to submission of the Agreement to the shareholders of the Exchanging Corporation for approval and, to the extent permitted by law, at any time thereafter prior to the Effective Time.

                                   ARTICLE II

                                 Capital Stock

2.01.  Exchange.  At the Effective Time each share of AWI Common Stock and AWI
       --------
Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Exchange and without any action on the part of the holders thereof, be converted into and exchanged for one share of Holdings Common Stock and one share of Holdings Preferred Stock, respectively. The Acquiring Corporation shall thereupon have acquired and be the holder of each share of AWI Common Stock and AWI Preferred Stock converted and exchanged in the Exchange. No shares of AWI Common Stock or AWI Preferred Stock shall cease to exist by reason of such conversion and exchange.

2.02.  Stock Certificates.  Following the Effective Time, each holder of an
       ------------------
outstanding certificate or certificates theretofore representing shares of AWI Common Stock or AWI Preferred Stock may, but shall not be required to, surrender the same to the Acquiring Corporation for new certificates representing shares of Holdings Common Stock or Holdings Preferred Stock, as the case may be, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of the Acquiring Corporation. Without any further action on the part of the Exchanging Corporation or the Acquiring Corporation, each outstanding certificate which, immediately prior to the Effective Time, represented AWI Common Stock or AWI Preferred Stock, shall from and after the Effective Time be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holdings Common Stock or Holdings Preferred Stock, as the case may be, as though a surrender or transfer and exchange had taken place.

2.03.  Cancellation of Holdings Common and Holdings Preferred Stock.
       ------------------------------------------------------------
Immediately prior to the Effective Time, each share of Holdings Common and Preferred Stock issued and outstanding immediately before the Effective Time shall be cancelled and thereupon shall constitute an authorized but unissued share, and all rights in respect thereof shall cease.

                                  ARTICLE III

3.01 Articles of Incorporation of the Exchanging Corporation.  The Articles of
     -------------------------------------------------------
Incorporation of the Acquiring Corporation in effect prior to the Effective Time and attached hereto as Attachment 1 shall continue to be the Articles of Incorporation of the Acquiring Corporation after the Effective Time, unaffected by the Exchange until amended, modified or repealed.

3.02 Bylaws.  The Bylaws of the Acquiring Corporation in effect prior to the
     -------
Effective Time and attached hereto as Attachment 2 shall continue to be the Bylaws of the Acquiring Corporation after the Effective Time, unaffected by the Exchange, until amended, modified or repealed.

3.03 Directors.  The directors of the Exchanging Corporation immediately prior
     ----------
to the Effective Time shall be the directors of the Acquiring Corporation from and after the Effective Time until their successors are duly elected and qualified or until their earlier death, resignation or removal.

3.04 Stock Plans.  The Acquiring Corporation shall assume the obligations of the
     ------------
Exchanging Corporation pursuant to the existing stock plans of the Exchanging Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Exchange as of March ___, 2000.

                              ARMSTRONG WORLD INDUSTRIES, INC.

                              By:_________________________________________
                              Name:   George A. Lorch
                              Title:  Chairman and Chief Executive
                                      Officer


                              ARMSTRONG HOLDINGS, INC.

                              By: ________________________________________
                              Name:  George A. Lorch
                              Title: Chairman and Chief Executive
                                     Officer

                                                                    ATTACHMENT 1

                            ARMSTRONG HOLDINGS, INC.

                           ARTICLES OF INCORPORATION

1ST.  The name of the Corporation is Armstrong Holdings, Inc.

2ND. The location and post office address of its registered office in this Commonwealth is 2500 Columbia Avenue, Lancaster, Lancaster County, Pennsylvania 17603.

3RD. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the Business Corporation Law, including, but not limited to, manufacturing, purchasing and selling a variety of interior furnishings, interior finish materials and related services for residential, commercial and institutional interiors, including resilient floors and carpeting, ceiling materials and ceiling systems, furniture and related accessory items; as well as insulation materials and industrial specialties; engaging in research and development; furnishing services; and acquiring, owning, using, and disposing of real property of any nature whatsoever.

4TH.  The term of its existence is perpetual.

5TH. The authorized capital stock of the Corporation shall be 20,000,000 shares of Class A Preferred Stock (without par value) and 200,000,000 shares of Common Stock of the par value of $1.00 per share. A description of each class of shares and a statement of the preferences, voting powers, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class and of the authority vested in the Board of Directors of the Corporation to establish series of Class A Preferred Stock and to fix and determine the variations in the relative rights and preferences as between the series of each class are as follows:

     (i) The holders of Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of surplus legally available therefor.

     (ii)      The holders of Common Stock shall have one vote per share.

     (iii) The Corporation may issue shares of stock, option rights or securities having conversion or option rights, without first offering them to the holders of Class A Preferred Stock or Common Stock.

     (iv) The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Common Stock for consideration of such character and value as the Board shall from time to time fix or determine.

     (v) The Board of Directors is hereby expressly authorized, at any time or from time to time, to divide any or all of the shares of Class A Preferred Stock into one or more series, and in the resolution or resolutions establishing a particular series, before issuance of any of the shares thereof, to fix and determine the number of shares and the designation of such series, so as to distinguish it from the shares of all other series and classes, and to fix and determine the preferences, voting rights, qualifications, privileges, limitations, options, conversion rights, restrictions and other special or relative rights of the Class A Preferred Stock or of such series, to the fullest extent now or hereafter permitted by the laws of the Commonwealth of Pennsylvania, including, but not limited to, the variations between different series in the following respects:

                    (a)  the distinctive designation of such series and the
                              number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors;

                    (b)  the annual dividend rate for such series, and the
                              date or dates from which dividends shall commence to accrue;

                    (c)  the price or prices at which, and the terms and
                              conditions on which, the shares of such series may be made redeemable;

                    (d)  the purchase or sinking fund provisions, if any, for
                              the purchase or redemption of shares of such series;

                    (e)  the preferential amount or amounts payable upon shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

                    (f)  the voting rights, if any, of shares of such series;

                    (g)  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of shares of the corporation or other securities into which such shares may be converted;

                    (h)  the relative seniority, priority or junior rank of such series as to dividends or assets with respect to any other classes or series of stock then or thereafter to be issued; and

                    (i)  such other terms, qualifications, privileges,
                              limitations, options, restrictions, and special or relative rights and preferences, if any, of shares of such series as the Board of Directors may, at the time of such resolution or resolutions, lawfully fix or determine under the laws of the Commonwealth of Pennsylvania.

               Unless otherwise provided by law, the Articles of Incorporation, the Bylaws of the Corporation or in a resolution or resolutions establishing any particular series of Class A Preferred Stock, the aggregate number of authorized shares of Class A Preferred Stock may be increased by an amendment of the Articles of Incorporation approved solely by a majority vote of the outstanding shares of Common Stock.

               All shares within each series of Class A Preferred Stock shall be alike in every particular, except with respect to the dates from which dividends shall commence to accrue.

               The Board of Directors may in its discretion, at any time or from time to time, issue or cause to be issued all or any part of the authorized and unissued shares of Class A Preferred Stock for consideration of such character and value as the Board of Directors shall from time to time fix or determine.

          (vi) Series One Preferred Stock (A Series Of Class A Preferred Stock). There is established a series of the Class A Preferred Stock of the Corporation to consist initially of 500,000 shares with the designation and relative rights and preferences thereof to be as follows:

                    Section 1. Designation. The shares of such series shall be designated as "Series One Preferred Stock." Shares of this series shall be issued pursuant to the exercise of rights to purchase Series One Preferred Stock distributed to the holders of Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock").

                    Section 2. Dividends and Distributions. Subject to the rights and preferences of the holders of any shares of any series of Class A Preferred Stock ranking senior as to dividends to this Series One Preferred Stock, the holders of shares of Series One Preferred Stock, in preference to the holders of Common Stock and shares of stock ranking junior as to dividends to the Series One Preferred Stock, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series One Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of
                    (a) $36.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends plus 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), paid on the Common Stock at any time during the quarter year immediately preceding the quarter year ending on the day immediately preceding such Quarterly Dividend Payment Date. In the event the Corporation shall at any time after [the closing date of the share exchange] (the "Rights Distribution Date") during any quarter year immediately preceding the quarter year ending on the day immediately preceding a Quarterly Dividend Payment Date (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock or combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amounts to which holders of shares of Series One Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.


                         Dividends shall begin to accrue and be cumulative on
                    outstanding shares of Series One Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series One Preferred Stock, unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series One Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series One Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series One Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                    Section 3. Voting Rights. Except as otherwise provided by law, holders of shares of Series One Preferred Stock shall have no voting rights.


                    Section 4.     Certain Restrictions.

                                   1.  Whenever quarterly dividends or other
                    dividends or distributions payable on the Series One Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series One Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                              (A)  declare or pay dividends on, make any
                                   distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock;

                              (B) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or as to assets) with the Series One Preferred Stock, except dividends paid ratably on the Series One Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                              (C) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock; or

                              (D)  purchase or otherwise acquire for
                                   consideration any shares of Series One
                                   Preferred Stock, or any shares of stock
                                   ranking on a parity (either as to dividends or upon liquidation, dissolution or winding
                                   up) with the Series One Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

                                   2.  The Corporation shall not permit any
               subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

               Section 5. Reacquired Shares. Any shares of Series One Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Class A Preferred Stock and may be reissued as part of a new series of Class A Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

               Section 6. Liquidation, Dissolution or Winding Up. Subject to the rights and preferences of the holders of any shares of any series of Class A Preferred Stock ranking senior as to assets to this Series One Preferred Stock:

                         1. Upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or as to assets) to the Series One Preferred Stock unless, prior thereto, the holders of shares of Series One Preferred Stock shall have received an amount per share equal to the Per Share Series One Liquidation Preference. The Per Share Series One Liquidation Preference shall be equal to the sum of (x) $100.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus (y) the Participation Preference. The "Participation Preference" is an amount per each share of Series One Preferred Stock outstanding, equal to the product of
               (A) the Excess Distribution Amount, as hereinafter defined, times
               (B) a fraction whose numerator is 100 and whose denominator is the sum of (i) the product of 100 times the number of outstanding shares of Series One Preferred Stock, plus (ii) the product of 100 times a fraction whose numerator is the number of outstanding shares of Common Stock and whose denominator is the Adjustment Number; provided, however, if the foregoing computation results in a negative number, then the Participation Preference shall be
               0. Following the payment of the full amount of the Series One Liquidation Preference, holders of shares of Common Stock shall receive the remaining assets to be distributed.

                         The "Excess Distribution Amount" is an amount equal to
               the amount available for distribution to shareholders of the Corporation after payment of all debts and liabilities less the sum of (i) the liquidation preferences in respect of all shares of preferred stock of the Corporation other than the Series One Preferred Stock, (ii) the product of 100 times the number of outstanding shares of Series One Preferred Stock, and (iii) the product of the number of outstanding shares of Common Stock times a fraction whose numerator is 100 and whose denominator is the Adjustment Number.

              2. The Adjustment Number shall initially be 100 and shall be subject to adjustment as provided in this subsection (B). In the event the Corporation shall at any time after the Rights Declaration Date
          (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series One Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Stock payable in shares of Common Stock, or (ii) subdivide the outstanding Common Stock or combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series One Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          Section 8. Redemption. The outstanding shares of Series One Preferred Stock may be redeemed at the option of the Board of Directors as a whole, but not in part, at any time, or from time to time, at a cash price per share equal to (i) the product of the Adjustment Number times the Average Market Value, as such term is hereinafter defined, of the Common Stock, plus (ii) all dividends which on the redemption date have accrued on the shares to be redeemed and have not been paid or declared and a sum sufficient for the payment thereof set apart, without interest; provided, however, that if and whenever any quarter-yearly dividend shall have accrued on the Series One Preferred Stock which has not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not purchase or otherwise acquire any shares of Series One Preferred Stock unless all shares of such stock at the time outstanding are so purchased or otherwise acquired. The "Average Market Value" is the average of the closing sale prices of the Common Stock during the 30-day period immediately preceding the date before the redemption date on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of Common Stock during such 30-day period on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value of the Common Stock as determined by the Board of Directors in good faith.

          Section 9. Fractional Shares. Series One Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, if applicable, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series One Preferred Stock.

6TH. A. In addition to the right of the Board of Directors under law to remove a director for cause, and subject to the rights of the holders of any series of preferred stock then outstanding, any director, any class of directors, or the entire Board of Directors may be removed from office by a vote of the shareholders at any time, with or without assigning any cause, but only if shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class shall vote in favor of such removal; provided, however, that no individual director shall be removed (unless the entire Board of Directors or any class of directors shall be removed) if the votes cast against such removal would be sufficient, if voted cumulatively for such director, to elect him or her to the class of directors of which he or she is a member.

B. Notwithstanding any other provision of law, the Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors, voting together as a single class, shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article 6th or any provision of the Bylaws of the Corporation relating to the number of directors, the classification of directors, and/or the filling of vacancies on the Board of Directors; provided, however, that this Paragraph B shall not apply to, and such eighty percent (80%) vote shall not be required for, any such amendment, repeal, or adoption unanimously approved by all of the Directors of the Corporation.

7TH. A. In addition to any affirmative vote required by law, the Articles of Incorporation or the Bylaws of the Corporation, Business Combinations with an Interested Shareholder shall require the affirmative vote of the shareholders entitled to cast at least a majority of the votes which all shareholders other than the Interested Shareholder would be entitled to cast in an annual election of directors, without counting the vote of the Interested Shareholder, voting together as a single class; provided, however, that such affirmative vote shall not be required and such Business Combination shall require only the affirmative vote required by law, the Articles of Incorporation or the Bylaws of the Corporation if:

     (1) The Business Combination shall have been approved by a majority of Disinterested Directors; or

     (2)  All of the following six conditions shall have been met:

(a) The transaction constituting the Business Combination shall provide for a consideration to be received by holders of Common Stock in exchange for their stock, and the aggregate amount of the cash consideration and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest of the following:

               (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid by the Interested Shareholder in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired (I) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (II) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

              (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher;

             (iii) the highest Fair Market Value per share of Common Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the 30-day period; and

              (iv) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to clause (ii) preceding, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement

                    Date to (II) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any shares of Common Stock.

          All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

(b) If the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class of outstanding Voting Stock other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (2)(b) shall be required to be met with respect to every such class of outstanding Voting Stock whether or not the Interested Shareholder beneficially owns any shares of a particular class of such Voting Stock):

     (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers'
               fees) paid by the Interested Shareholder in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which the Interested Shareholder became an Interested Shareholder, whichever is higher;

     (ii) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any liquidation, dissolution, or winding up of the Corporation;

     (iii) the highest Fair Market Value per share of such class of Voting Stock for the two years immediately preceding the Announcement Date, where the closing sale price is determined for each trading day without reference to the 30-day period;

     (iv) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

     (v) (if applicable) the price per share equal to the Fair Market Value per share of such class of Voting Stock determined pursuant to clause (iv) immediately preceding, multiplied by the ratio of
               (I) the highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) paid in order to acquire any shares of such class of Voting Stock beneficially owned by the Interested Shareholder which were acquired within the two-year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of such class of Voting Stock on the first day in such two-year period on which the Interested Shareholder beneficially owned any share of such class of Voting Stock.

All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

(c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class of Voting Stock which are beneficially owned by the Interested Shareholder. If the Interested Shareholder beneficially owns shares of any class of Voting Stock which were acquired with varying forms of consideration, the form of consideration to be received by holders of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock beneficially owned by the Interested Shareholder.

(d) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination:

     (i) except as approved by a majority of Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock;

     (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

     (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which such Interested Shareholder became an Interested Shareholder.

(e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with a Business Combination or otherwise.

(f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

B.   For the purposes of this Article 7th:

               (1)  The term "Business Combination" shall mean:

                    (a) any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or with
                         (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder;

                    (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder of all or a Substantial Part of the assets of the corporation or any Subsidiary thereof;

                    (c) the issuance, exchange, sale, or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder and/or any Affiliate or Associate of any Interested Shareholder in exchange for cash, securities, or other consideration (or a combination thereof) having an aggregate Fair Market Value of, equal to or in excess of a Substantial Part of the assets of the Corporation;

                    (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                    (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder.

          (2) The term "person" shall mean any individual, firm, corporation, or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Voting Stock of the Corporation.

          (3) The term "Interested Shareholder" at any particular time shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership, or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                    (a) is at such time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding Voting Stock;

                    (b) was at any time within the two-year period immediately prior to such time the beneficial owner, directly or indirectly, of more than ten percent (10%) of the voting power of the then outstanding Voting Stock; or

                    (c) is at such time an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

          (4)  A person shall be a "beneficial owner" of any shares of Voting
               Stock:

                    (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

                    (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether or not such right is exercisable immediately) pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement, or understanding; or

                    (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock.

          (5) For the purposes of determining whether a person is an Interested Shareholder pursuant to Section (B)(3) of this Article 7th, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by an Interested Shareholder through application of Section (B)(4) immediately preceding but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          (6) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1985 (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

          (7) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Section (B)(3) of this Article 7th, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          (8) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a representative of, an Interested Shareholder and who was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder or became a member subsequently to fill a vacancy created by an increase in the size of the Board of Directors and did receive the favorable vote of a majority of the Disinterested Directors in connection with being nominated for election by the shareholders to fill such vacancy or in being elected by the Board of Directors to fill such vacancy, and any successor of a Disinterested Director who is unaffiliated with, and not a representative of, the Interested Shareholder and is recommended or elected to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board of Directors.

          (9) "Fair Market Value" means: (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made; and (2) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith with the approval of at least a majority of the Disinterested Directors in the determination made.

          (10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Section (A)(2) of this Article 7th shall include the shares of Common Stock and/or the shares of any class of outstanding Voting Stock retained by the holders of such shares.

          (11) "Substantial Part" of the Corporation shall mean more than ten percent (10%) of the fair market value of the total assets of the Corporation as of the end of its most recent fiscal quarter ending prior to the time the determination is made.

          (12) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote in an annual election of directors.

          (13) The term "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1985.

C. A majority of the Disinterested Directors shall have the power and duty to determine for the purposes of this Article 7th, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 7th, including without limitation (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in Section (A)(2) of this Article 7th have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination equal or exceed, or whether the consideration to be received from the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination equals or exceeds, a Substantial Part of the assets of the Corporation. Any such determination made in good faith shall be binding and conclusive on all parties.

D. Nothing contained in this Article 7th shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

E.        Unless otherwise clear from the context, all terms used in this
Article 7th shall have the meanings given to them in this Article 7th. The masculine gender shall include the feminine and neuter genders, and vice versa; and the singular shall include the plural, and vice versa.

F. Notwithstanding any other provisions of law, the Articles of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders would be entitled to cast at an annual election of directors, voting together as a single class, shall be required to amend, alter, or repeal, or to adopt any provision inconsistent with, this Article 7th.

                                                                    ATTACHMENT 2

                                     Bylaws
                            ARMSTRONG HOLDINGS, INC.
                            LANCASTER, PENNSYLVANIA


                                   ARTICLE I

                                    Office


The principal office of the Company shall be in Lancaster, Pennsylvania.

All meetings of directors and stockholders shall be held at the principal office of the Company unless the Board of Directors shall decide otherwise, in which case such meetings may be held within or without the Commonwealth of Pennsylvania as the Board may from time to time direct.

                                   ARTICLE II

                             Stockholders' Meetings

An annual meeting of stockholders shall be held in each calendar year on such date and at such time as may be fixed by the Board of Directors for the purpose of electing directors and the transaction of such other business as may properly come before the meeting.

Special meetings of the stockholders may be called at any time by the President or the Board of Directors. At any time, upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the Secretary to fix the date of the meeting, to be held not more than sixty days after the receipt of the request, and to give due notice thereof. If the Secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

Special meetings of the holders of No Par Preferred Stock for the purpose of electing directors may be called as provided in the Articles of Incorporation, as amended.

Written notice of the place, day, and hour of all meetings of stockholders and, in the case of a special meeting, of the general nature of the business to be transacted, shall be given to each stockholder of record entitled to vote at the particular meeting either personally or by sending a copy of the notice through the mail, or by telegram, charges prepaid, to the address of the stockholder appearing on the books of the Company or supplied by him to the Company for the purpose of notice. Except as otherwise provided by these Bylaws or by law, such notice shall be given at least five days before the date of the meeting by the President, Vice President, or Secretary. A waiver in writing of any written notice required to be given, signed by the person entitled to such notice, whether before or after the time stated, shall be deemed equivalent to the giving of such notice. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

     At any annual meeting or special meeting of stockholders, only such business as is properly brought before the meeting in accordance with this paragraph may be transacted. To be properly brought before any meeting, any proposed business must be either (a) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors,
(b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) if brought before the meeting by a stockholder, then
(1) the stockholder must have been a stockholder of record on the record date for the determination of stockholders entitled to vote at such meeting, and (2) written notification of such proposed business must have been received by the Secretary of the Company not later than (i), with respect to business to be proposed at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, that if the date of the annual meeting is more than thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, the notification must have been received within fifteen (15) days after the public announcement by the Company of the date of the annual meeting, and (ii), with respect to business to be proposed at a special meeting of stockholders, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders or public disclosure of the meeting is made, whichever is earlier. Such stockholder notification shall set forth the nature of and reasons for the proposal in reasonable detail and, as to the stockholder giving notification, (1) the name and address, as they appear on the Company's books of such stockholder and (2) the class and total number of shares of the Company that are beneficially owned by such stockholder. Within fifteen (15) days following receipt by the Secretary of a stockholder notification of proposed business pursuant hereto, the Company shall advise the stockholder of any deficiencies in the notification. The notifying stockholder may cure such deficiencies within fifteen (15) days after receipt of such advice, failing which the stockholder's notification shall be deemed invalid.

Nominations of candidates for election to the Board of Directors may be made by the Board of Directors or by any stockholder of the Company entitled to notice of, and to vote at, any meeting called for the election of directors.

Nominations, other than those made by or on behalf of the Board of Directors of the Company, shall be made in writing and shall be received by the Secretary of the Company not later than (i), with respect to an election of directors to be held at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting provided that if the date of the annual meeting is more than thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, the stockholder nomination shall be received within fifteen (15) days after the public announcement by the Company of the date of the annual meeting, and (ii), with respect to an election of directors to be held at a special meeting of stockholders, the close of business on the fifteenth (15th) day following the date on which notice of such meeting is first given to stockholders or public disclosure of the meeting is made, whichever is earlier. Such nomination shall contain the following information to the extent known to the notifying stockholder: (a) the name, age, business address, and residence address of each proposed nominee and of the notifying stockholder; (b) the principal occupation of each proposed nominee; (c) a representation that the notifying stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) the class and total number of shares of the Company that are beneficially owned by the notifying stockholder and, if known, by the proposed nominee; (e) the total number of shares of the Company that will be voted by the notifying stockholder for each proposed nominee; (f) a description of all arrangements or understandings between the notifying stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the notifying stockholder; (g) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (h) the consent of each nominee to serve as a director of the Company if so elected. Nominees of the Board of Directors shall, to the extent appropriate, provide the same information about themselves as in (a) through (h) above to the Secretary of the Company. The Company may request any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of the proposed nominee to serve as a director of the Company. Within fifteen (15) days following the receipt by the Secretary of a stockholder notice of nomination pursuant hereto, the Board Affairs and Governance Committee shall instruct the Secretary of the Company to advise the notifying stockholder of any deficiencies in the notice as determined by the Committee. The notifying stockholder shall cure such deficiencies within fifteen (15) days of receipt of such notice. No persons shall be eligible for election as a director of the Company unless nominated in accordance herewith. Nominations not made in accordance herewith may, in the discretion of the presiding officer at the meeting and with the advice of the Board Affairs and Governance Committee, be disregarded by the presiding officer and, upon his or her instructions, all votes cast for each such nominee may be disregarded. The determinations of the presiding officer at the meeting shall be conclusive and binding upon all stockholders of the Company for all purposes.

At any meeting of the stockholders, the presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast upon any matter shall constitute a quorum for the transaction of business upon such matter, and the stockholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors, those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

Except as otherwise provided in the Articles of Incorporation, as amended, or by law, every stockholder of record shall have the right, at every stockholders' meeting, to one vote for every share standing in his name on the books of the Company. In each election of directors, every stockholder entitled to vote shall have the right to multiply the number of votes to which he may be entitled by the total number of directors to be elected, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates.

Every stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. A proxy may be submitted to the Secretary by a stockholder in writing, by telephone, electronically or any other means permitted by law.

All questions shall be decided by the vote of the stockholders present, in person or by proxy, entitled to cast at least a majority of the votes which all stockholders present are entitled to cast, unless otherwise provided by the Articles of Incorporation, as amended, or by law.

Elections for directors need not be by ballot except on demand made by a stockholder at the election and before the voting begins. In advance of any meeting of stockholders, the Board of Directors may appoint judges of election who need not be stockholders to act at such meeting or any adjournment thereof, and if such appointment is not made, the chairman of any such meeting may, and on request of any stockholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one or three; and if appointed at a meeting on request of one or more stockholders or proxies, the majority of the shares present and entitled to vote shall determine whether one or three judges are to be appointed. No person who is a candidate for office shall act as a judge. In case any person appointed as judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the person or officer acting as chairman. On request of the chairman of the meeting or of any stockholder or his proxy, the judges shall make a report in writing of any challenge or question or matter determined by them and execute a certificate of any fact found by them.


                                  ARTICLE III

                                   Directors

SECTION 1. The business and affairs of the Company shall be managed under the direction of a Board of Directors. The directors need not be stockholders of the Company. The Board shall consist of not less than eight (8) nor more than eleven
(11) directors, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office, such number being in addition to any directors that the holders of any class of preferred stock, voting as a class, may be entitled to elect as provided in the Articles of Incorporation, as amended, or in a resolution of the Board establishing any series of preferred stock.

The directors, other than the directors to be elected by the holders of No Par Preferred Stock, voting as a class, shall be classified in respect to the time for which they shall severally hold office by dividing them into three classes, each consisting, as nearly as possible, of one-third of the whole number of such directors. At each annual meeting, the successors to the class of directors whose terms expire that year shall be elected to hold office for the term of three years. Each such director shall hold office for the term for which he is elected and until his successor shall have been elected and qualified. Any vacancy in the office of any such director shall be filled by an election by the Board for the unexpired term.

Directors to be elected by the holders of No Par Preferred Stock, voting as a class, shall be elected and hold office as provided in the Articles of Incorporation, as amended.

SECTION 2. The Board of Directors shall hold an annual meeting, without notice, immediately following the annual meeting of the stockholders and shall elect a President, such number of Vice Presidents and Operation or Division Presidents as the Board may deem advisable, a Secretary, a Treasurer, a Controller, and such Assistant Secretaries and Assistant Treasurers as the Board may deem advisable. The Board may also at its discretion elect a Chairman of the Board. Unless sooner removed by the Board, all officers shall hold office until the next annual meeting of the Board and until their successors shall have been elected. The Board shall also, from time to time, elect such other officers and agents as it deems advisable.

The President and the Chairman of the Board, if elected, must be selected from the members of the Board of Directors, but the other officers may but need not be directors.

Any two or more offices may be held by the same person except the offices of President and Secretary, but in no case shall the same person act in the same matter in two such official capacities.

SECTION 3. All vacancies in office shall be filled by the Board of Directors, and the Board shall have power to define the duties of all officers and agents and fix their compensation and may remove at its discretion any officer or agent.

SECTION 4. The Board of Directors shall hold meetings at such times and places as it may determine. Directors may participate in a meeting of the Board or a Committee thereof by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. No notice of regular meetings of the Board need be given. Special meetings of the Board may be called by the President or a Vice President or the Secretary or by any two directors by giving written notice at least twenty-four hours in advance of the place, day and hour of the meeting to each director, either personally or by facsimile, telegram, or other means permitted by law.

Attendance at any meeting of the Board shall be a waiver of notice thereof. If all the members of the Board are present at any meeting, no notice shall be required. A majority of the whole number of the directors shall constitute a quorum for the transaction of business, but if at any meeting a quorum shall not be present, the meeting may adjourn from time to time until a quorum shall be present.

SECTION 5. The Board of Directors shall cause to be sent to the stockholders, within 120 days after the close of each fiscal year, financial statements which shall include a balance sheet as of the close of such year, together with statements of income and surplus for such year, prepared so as to present fairly its financial condition and results of its operations. Such financial statements shall have been examined in accordance with generally accepted auditing standards by a firm of independent certified public accountants selected by the Board and shall be accompanied by such firm's opinion as to the fairness of the presentation thereof.

SECTION 6. The Board of Directors may, by resolution adopted by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee to the extent provided in such resolution shall have and exercise the authority of the Board in the management of the business and affairs of the Company.

                                  ARTICLE IV

                                   OFFICERS

                                   President


SECTION 1. The President shall be the chief executive officer of the Company. He shall preside at all meetings of the stockholders and, in the absence of a Chairman of the Board, at all meetings of the Board of Directors at which he is present. He shall be ex-officio a member of all standing committees.

He shall have the custody of the corporate seal or may entrust the same to the Secretary. He shall make reports of the Company's business to the Board at such times as the Board shall require. He shall perform all the usual duties incident to the office of President.

              Vice Presidents and Operation or Division Presidents

SECTION 2. In the absence or disability of the President, his duties shall be performed by one or more Vice Presidents or Operation or Division Presidents designated by the Board of Directors. They shall perform such other duties as may be assigned to them by the Board.

                             Chairman of the Board

SECTION 3. The Chairman of the Board, if elected, shall preside at all meetings of the Board of Directors at which he is present. He shall perform such other duties as may be assigned to him by the Board.

                                   Secretary

SECTION 4. The Secretary shall attend the meetings of the stockholders and Board of Directors and keep minutes thereof in suitable books. He shall send out notices of all meetings as required by law or these Bylaws. He shall be ex-officio an Assistant Treasurer. He shall perform all the usual duties incident to the office of Secretary.

                             Assistant Secretaries

SECTION 5. In the absence or disability of the Secretary, his duties shall be performed by the Assistant Secretaries. They shall perform such other duties as may be assigned to them by the Board of Directors.

                                   Treasurer

SECTION 6. The Treasurer shall have custody of funds of the Company and keep or cause to be kept accurate accounts of all money received or payments made in books kept for that purpose. He shall deposit all money received by him in the name and to the credit of the Company in such bank or other place or places of deposit as the Board of Directors shall designate. He shall be ex-officio an Assistant Secretary. He shall perform all the usual duties incident to the office of Treasurer.

                              Assistant Treasurers

SECTION 7. In the absence or disability of the Treasurer, his duties shall be performed by the Assistant Treasurers. They shall perform such other duties as may be assigned to them by the Board of Directors.

                                   Controller

SECTION 8. The Controller shall have general charge of the accounting of the Company and shall perform all the usual duties incident to the office of Controller.

                                     Bonds

SECTION 9. Such officers and employees of the Company as the Board of Directors shall determine shall give bond for the faithful discharge of their duties in such form and for such amount and with such surety or sureties as the Board shall require. The expense of procuring such bonds shall be borne by the Company.

                                   ARTICLE V

                                      Seal

The Company shall have a seal which shall contain the words "Armstrong Holdings, Inc."

                                   ARTICLE VI

                        Stock Certificates and Transfers

Stock certificates shall be in such form as the Board of Directors may from time to time determine and shall either be signed by the President or one of the Vice Presidents or other officer designated by the Board, and countersigned by the Treasurer or an Assistant Treasurer or other officer designated by the Board and sealed with the seal of the Company, or, if not so signed and sealed, shall bear the engraved or printed facsimile signatures of the officers authorized to sign and the engraved or printed facsimile of the seal of the Company.

The Board of Directors may appoint for any class of stock one or more incorporated banks or trust companies in the city of New York, New York, or elsewhere, to act as Registrar or Registrars, and also one or more incorporated banks or trust companies in the city of New York, New York, or elsewhere, to act as Transfer Agent or Transfer Agents. No certificate of stock of any class for which a Transfer Agent and Registrar have been appointed shall be valid or binding unless countersigned by a Transfer Agent and registered by a Registrar before issue.

The shares of the capital stock of the Company shall, upon the surrender and cancellation of the certificate or certificates representing the same, be transferred upon the books of the Company at the request of the holder thereof, named in the surrendered certificate or certificates, in person or by his legal representatives or by his attorney duly authorized by written power of attorney filed with the Company's Transfer Agent. In case of loss or destruction of a certificate of stock, another may be issued in lieu thereof in such manner and upon such terms as the Board shall authorize.

The Board of Directors may fix a time, not more than ninety (90) days prior to the date of any meeting of the stockholders, or the date fixed for the payment of any dividend or distribution or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock will be made or go into effect, as a record date for the determination of the stockholders entitled to notice of, or to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of capital stock. In such case, only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting, or to receive payment of such dividend or distribution, or to receive such allotment of rights, or exercise such rights, as the case may be, notwithstanding any transfer of stock on the books of the Company after any record date fixed as aforesaid.


                                  ARTICLE VII

                                  Fiscal Year

The fiscal year of the Company shall end on the 31st day of December.

                                  ARTICLE VIII

                                   Amendments

Unless otherwise provided in the Articles of Incorporation, as amended, these Bylaws may be amended by a vote of two-thirds of the members of the Board of Directors at any regular or special meeting duly convened after notice of that purpose, subject always to the power of stockholders under law and in accordance with the Articles of Incorporation, as amended, to change such action.


                                   ARTICLE IX

                  Limitation on Directors' Personal Liability;
                   Indemnification of Directors and Officers

SECTION 1. A director of the Company shall not be personally liable for monetary damages for any action taken or failure to take any action unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (i) for any responsibility or liability of such director pursuant to any criminal statute, or (ii) for any liability of a director for the payment of taxes pursuant to local, state or federal law.

SECTION 2. The Company shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to or otherwise involved in (as a witness or otherwise) an action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether by or in the right of the Company or otherwise) by reason of the fact that the person is or was a director or officer of the Company or while a director or officer of the Company, either serves or served as a director, officer, trustee, employee or agent of any other related enterprise or in connection with a related employee benefit plan at the request of the Company or serves or served as a director, officer, trustee, employee or agent of any other unrelated enterprise at the specific written request of the Company against any expenses and liability actually incurred including without limitation judgments and amounts paid or to be paid in settlement of and in actions brought by or in the right of the Company. Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding or in enforcing any right under this Article shall be paid by the Company in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the extent it shall ultimately be determined that such person is not entitled to be indemnified by the Company or, in the case of a criminal action, the majority of the Board of Directors so determines. The right to indemnification and advancement of expenses conferred in this Section shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any agreement, vote of stockholders or directors or otherwise, the Company having the express authority to enter such agreements as the Board of Directors deems appropriate for the indemnification of and advancement of expenses, including the creation of a fund therefor or equivalent guarantee, to present or future directors and officers of the Company in connection with their service as director or officer of the Company or their service as director, officer, trustee, employee or agent of any other enterprise or in connection with an employee benefit plan at the request of the Company. The right to indemnification and the advancement of expenses provided in this Section shall be a contract right, shall continue as to a person who has ceased to serve in the capacities described herein, and shall inure to the benefit of the heirs, executors and administrators of such person.

SECTION 3. No amendment, alteration or repeal of this Article IX, nor the adoption of any provision inconsistent with this Article IX, shall adversely affect any limitation on the personal liability of a director or officer, or the rights of a director or officer to indemnification and advancement of expenses, existing at the time of such amendment, modification or repeal, or the adoption of such an inconsistent provision.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subchapter D of Chapter 17 of the PBCL provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

Article IX of Armstrong's Bylaws, as amended, provides that Armstrong shall indemnify any person who was or is made a party to, or threatened to be made a party to, or is involved in, any action, suit, or proceeding (including actions by or in the right of Armstrong) by reason of the fact that he or she is or was a director or officer of Armstrong (or is or was serving at the request of Armstrong as a director, officer, trustee, employee, or agent of a related enterprise including service with respect to an employee benefit plan or is or was serving at the specific written request of Armstrong as a director, officer, trustee, employee, or agent of an unrelated enterprise) against all expenses and liability he or she actually incurs, including, without limitation, judgments and amounts paid or to be paid in settlement of or in actions brought by or in the right of Armstrong, to the fullest extent permitted by law. Article IX also provides that directors and officers shall be entitled to payment in advance of expenses incurred in defending any such action, suit or proceeding, upon II-1 receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that they are not entitled to be indemnified or, in the case of criminal action, a majority of the Board of Directors so determines. In addition, Armstrong has entered into indemnification agreements with each of its directors which entitle the director to indemnification for certain expenses to the fullest extent permitted by law.

The Company's Bylaws also provide, pursuant to Section 1713 of the PBCL, that a director of Armstrong shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under
Section 1712 of the 1988 BCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of Armstrong does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the liability of a director for the payment of taxes pursuant to local, state or federal law. The Company and its subsidiaries also carry insurance insuring their officers and directors against certain liabilities which they might incur as directors or officers of Armstrong or of any other organization which they serve at its request, including certain liabilities under the Securities Act of 1933, as amended.

             ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, commences on page 63.

                            ITEM 22.  UNDERTAKINGS.

     (A)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lancaster, Commonwealth of Pennsylvania, on the 22nd day of March, 2000.

                                              ARMSTRONG HOLDINGS, INC.
                                              (Registrant)


                                               By: /s/ George A. Lorch
                                                   --------------------------
                                               George A. Lorch, CHAIRMAN AND
                                               CHIEF EXECUTIVE OFFICER


Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the 22nd day of March, 2000.


Signature                               Title


/s/ George A. Lorch                     Chairman, Chief Executive Officer
--------------------------------        And Director
George A. Lorch




/s/ Frank A. Riddick III                Chief Financial Officer,
--------------------------------        Treasurer and Director
Frank A. Riddick III

/s/ Deborah K. Owen                     Senior Vice President,
-------------------------------         General Counsel, Secretary
Deborah K. Owen                         and Director



                                 EXHIBIT INDEX

Exhibit No.                       Method of Filing and Location

    2 Agreement and Plan of Exchange is included in Exhibit A to the proxy statement.

   3.1 Articles of Incorporation of Armstrong Holdings, Inc. are included in Attachment A to Exhibit A of the proxy statement.

   3.2 Bylaws of Armstrong Holdings, Inc. are included in Attachment B to Exhibit A of the proxy statement.

    5 Opinion of Buchanan Ingersoll Professional Corporation concerning legality.

    8 Opinion of Buchanan Ingersoll Professional Corporation concerning tax matters.

  23.1         Consent of KPMG LLP.

  23.2         Consents of Counsel are included in Exhibits 5 and 8.

   24          Powers of Attorney.

   99          Form of Proxy and related proxy materials.